Exhibit 99.2

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: QUANERGY SYSTEMS, INC., [1] Debtor.	Chapter 11 Case No. 22-11305 (CTG)

DISCLOSURE STATEMENT FOR THE
CHAPTER 11 PLAN OF QUANERGY SYSTEMS, INC.

Sean M. Beach (No. 4070)

Shane M. Reil (No. 6195)

Catherine C. Lyons (No. 6854)

Heather P. Smillie (No. 6923)

YOUNG CONAWAY STARGATT
& TAYLOR, LLP

Rodney Square

1000 N. King Street

Wilmington, Delaware 19801

Telephone: (302) 571-6600

Email: sbeach@ycst.com

            sreil@ycst.com

            clyons@ycst.com

            hsmillie@ycst.com

Proposed Co-Counsel to the Debtor and Debtor in Possession

Cullen Drescher Speckhart (admitted pro hac vice)

Michael A. Klein (admitted pro hac vice)

Lauren A. Reichardt (admitted pro hac vice)

COOLEY LLP

55 Hudson Yards

New York, New York 10001

Telephone: (212) 479-6000

Facsimile: (212) 479-6275

Email: cspeckhart@cooley.com

             mklein@cooley.com

             lreichardt@cooley.com

Proposed Co-Counsel to the Debtor and Debtor in Possession

Dated: December 30, 2022

_____________________________________________

1 The Debtor and the last four digits of its taxpayer identification number are: Quanergy Systems, Inc. (5845). The Debtor’s mailing address for purposes of the Chapter 11 Case is 433 Lakeside Drive, Sunnyvale, CA 94085.

DISCLAIMER

THE DISCLOSURE STATEMENT PROVIDES INFORMATION REGARDING THE CHAPTER 11 PLAN OF QUANERGY SYSTEMS, INC. THAT THE DEBTOR IS SEEKING TO HAVE CONFIRMED BY THE BANKRUPTCY COURT. THE INFORMATION CONTAINED IN THE DISCLOSURE STATEMENT IS INCLUDED FOR PURPOSES OF SOLICITING ACCEPTANCES TO, AND CONFIRMATION OF, THE PLAN, AND MAY NOT BE RELIED ON FOR ANY OTHER PURPOSE. APPROVAL OF THE DISCLOSURE STATEMENT DOES NOT CONSTITUTE A DETERMINATION OR RECOMMENDATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR THE MERITS OF THE PLAN.

THE DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, AND CERTAIN DOCUMENTS RELATING TO THE PLAN. ALTHOUGH THE DEBTOR BELIEVES THAT THESE SUMMARIES ARE FAIR AND ACCURATE AND PROVIDE ADEQUATE INFORMATION WITH RESPECT TO THE DOCUMENTS SUMMARIZED, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF, OR ARE INCONSISTENT WITH, THE PLAN, SUCH STATUTES, OR SUCH DOCUMENTS. TO THE EXTENT THERE IS ANY CONFLICT, INCONSISTENCY, OR DISCREPANCY BETWEEN THE TERMS AND PROVISIONS IN THE PLAN AND THE DISCLOSURE STATEMENT, THE PLAN SHALL GOVERN FOR ALL PURPOSES. ALL HOLDERS OF CLASS 3 GENERAL UNSECUREDED CLAIMS, CLASS 4 SUBORDINATED CLAIMS, AND CLASS 5 INTERESTS SHOULD READ THE DISCLOSURE STATEMENT AND THE PLAN, AND THE RESPECTIVE EXHIBITS ATTACHED THERETO, IN THEIR ENTIRETY BEFORE VOTING ON THE PLAN AND MAKING ANY ELECTIONS IN CONNECTION WITH THE PLAN WITH RESPECT TO RELEASES UNDER SECTION 11.11(b) OF THE PLAN, AS APPLICABLE.

THE STATEMENTS CONTAINED HEREIN HAVE BEEN MADE AS OF THE DATE OF THE DISCLOSURE STATEMENT UNLESS OTHERWISE SPECIFIED. HOLDERS OF CLAIMS AND INTERESTS REVIEWING THE DISCLOSURE STATEMENT SHOULD NOT INFER AT THE TIME OF SUCH REVIEW THAT THERE HAVE BEEN NO CHANGES IN THE FACTS SET FORTH HEREIN. ALTHOUGH THE DEBTOR HAS MADE AN EFFORT TO DISCLOSE WHERE CHANGES IN PRESENT CIRCUMSTANCES COULD REASONABLY BE EXPECTED TO AFFECT MATERIALLY ANY RECOVERIES UNDER THE PLAN, THE DEBTOR DOES NOT PURPORT TO PREDICT WITH ACCURACY CHANGES IN PRESENT CIRCUMSTANCES AND UNDERTAKES NO OBLIGATION TO AMEND THE DISCLOSURE STATEMENT TO REFLECT SUCH CIRCUMSTANCES.

THE DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE, AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON‑BANKRUPTCY LAW. THE DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY FEDERAL, STATE, LOCAL, OR FOREIGN REGULATORY AGENCY, NOR HAS THE SEC OR ANY OTHER SUCH AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED IN THE DISCLOSURE STATEMENT.

THE DEBTOR MAKES STATEMENTS IN THE DISCLOSURE STATEMENT THAT MAY BE CONSIDERED FORWARD-LOOKING STATEMENTS UNDER FEDERAL SECURITIES LAWS. STATEMENTS CONCERNING THESE AND OTHER MATTERS ARE NOT GUARANTEES, REPRESENT THE DEBTOR’S ESTIMATES AND ASSUMPTIONS ONLY AS OF THE DATE SUCH STATEMENTS WERE MADE, AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES, AND OTHER KNOWN AND UNKNOWN FACTORS THAT COULD IMPACT THE PLAN OR DISTRIBUTIONS THEREUNDER. IN ADDITION TO STATEMENTS THAT EXPLICITLY DESCRIBE SUCH RISKS AND UNCERTAINTIES, READERS ARE URGED TO CONSIDER STATEMENTS LABELED WITH THE TERMS “BELIEVES,” “BELIEF,” “EXPECTS,” “INTENDS,” “ESTIMATES,” “ANTICIPATES,” “PLANS” OR SIMILAR TERMS TO BE UNCERTAIN AND FORWARD-LOOKING. CREDITORS AND OTHER INTERESTED PARTIES SHOULD ALSO REVIEW THE SECTION OF THE DISCLOSURE STATEMENT ENTITLED “RISK FACTORS” FOR A DISCUSSION OF CERTAIN FACTORS THAT MAY AFFECT THE PLAN AND DISTRIBUTIONS THEREUNDER.

VOTING DEADLINE

THE DEADLINE TO VOTE TO ACCEPT OR REJECT THE PLAN IS 4:00 P.M. (PREVAILING EASTERN TIME) ON FEBRUARY [24], 2023. TO BE COUNTED, THE VOTING AGENT MUST ACTUALLY RECEIVE YOUR BALLOT ON OR BEFORE THE VOTING DEADLINE IN THE FORM AND MANNER PROVIDED FOR IN THE DISCLOSURE STATEMENT ORDER (AS DEFINED BELOW) AND THE VOTING INSTRUCTIONS AND DESCRIBED HEREIN.

CONFIRMATION HEARING AND DEADLINE TO OBJECT TO THE PLAN

THE HEARING TO CONSIDER CONFIRMATION OF THE PLAN HAS BEEN SCHEDULED FOR MARCH [3], 2023 AT [__]. (PREVAILING EASTERN TIME). OBJECTIONS TO CONFIRMATION OF THE PLAN MUST BE FILED (I) ON OR BEFORE FEBRUARY [24], 2023 AT 4:00 P.M. (PREVAILING EASTERN TIME), AND (II) IN ACCORDANCE WITH THE DISCLOSURE STATEMENT ORDER AND THE CONFIRMATION HEARING NOTICE (AS DEFINED BELOW).

***THE DEBTOR BELIEVES THAT THE PLAN IS FAIR AND EQUITABLE, WILL MAXIMIZE RECOVERIES TO CREDITORS, AND IS IN THE BEST INTERESTS OF THE DEBTOR AND ITS ESTATE AND INTERESTED PARTIES. FOR THESE REASONS, THE DEBTOR URGES HOLDERS OF CLASS 3 GENERAL UNSECURED CLAIMS, CLASS 4 SUBORDINATED CLAIMS, AND CLASS 5 INTERESTS WHO ARE ENTITLED TO VOTE ON THE PLAN TO TIMELY RETURN THEIR BALLOTS VOTING TO ACCEPT THE PLAN.***

TABLE OF CONTENTS

Page

I.	INTRODUCTION	1
A.	Overview of the Chapter 11 Case and the Plan	1
1.	The Chapter 11 Case	1
2.	Chapter 11 Goals and Postpetition Sale Process	2
3.	General Structure of the Plan	4
4.	Material Terms of the Plan	4
5.	Summary of Treatment of Claims and Interests Under the Plan	5
B.	Plan Voting Instructions and Procedures	6
1.	Voting Rights	6
2.	Solicitation Materials	7
3.	Plan Voting Instructions and Procedures	8
4.	Confirmation Hearing and Deadline for Objections to Confirmation	11
II.	GENERAL HISTORICAL INFORMATION ABOUT THE DEBTOR	11
A.	Organizational Structure	11
B.	Business Overview	12
1.	Background	12
2.	Debtor’s Employees	13
3.	Prepetition Special Purpose Acquisition Company Transaction	13
C.	Prepetition Capital Structure	14
1.	Secured Indebtedness	14
2.	Unsecured Indebtedness and Trade Debt	14
3.	Equity Holders	14
4.	Circumstances Giving Rise to the Chapter 11 Case	14

III.	THE CHAPTER 11 CASE	18
A.	First Day Motion and Orders	18
B.	Postpetition Sale Process	20
C.	Rejection of Executory Contracts	22
D.	Other Procedural and Administrative Motions	22
E.	Appointment of Committee	23
F.	Schedules and Bar Dates	23
IV.	SUMMARY OF THE CHAPTER 11 PLAN	24
A.	Purpose and Effect of the Plan	24
B.	Plan Administrator	25
1.	Appointment; Duties	25
2.	Plan Administrator Agreement	25
3.	Powers and Duties	25
4.	Compensation of the Plan Administrator	26
5.	Indemnification of the Plan Administrator and Related Parties	26
6.	Insurance	26
7.	Preservation of Retained Causes of Action	26
8.	Funding of Reserves	27
C.	Estimated Recoveries for Holders of General Unsecured Claims, Subordinated Claims, and Interests	27
D.	Treatment of Unclassified Claims	28
1.	Administrative Claims	28
2.	Professional Fee Claims	28
3.	Priority Tax Claims	28
E.	Classification and Treatment of Claims and Interests	29
1.	Class 1: Secured Claims	29
2.	Class 2: Priority Non-Tax Claims	29
3.	Class 3: General Unsecured Claims	29

v

4.	Class 4: Subordinated Claims	30
5.	Class 5: Interests	30
6.	Special Provisions Regarding Insurance	30
7.	Provision Governing Allowance and Defenses to Claims	32
F.	Acceptance or Rejection of the Plan	32
1.	Impaired Class of Claims Entitled to Vote	32
2.	Acceptance by an Impaired Class	33
3.	Presumed Acceptances by Unimpaired Classes	33
4.	Impaired Classes Deemed to Reject Plan	33
5.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code	33
6.	Elimination of Vacant Classes	33
G.	Implementation of the Plan	34
1.	Implementation of the Plan	34
2.	The Debtor’s Post-Effective Date Corporate Affairs	34
H.	Executory Contracts and Unexpired Leases	34
1.	Executory Contracts and Unexpired Leases	34
2.	Rejection Claims	35
I.	Provisions Governing Distributions	35
1.	Interest on Claims	35
2.	Distributions by Post-Effective Date Debtor	35
3.	Distributions for Claims and Interests Allowed as of the Effective Date	36
4.	Means of Cash Payment	36
5.	Fractional Distributions	36
6.	De Minimis Distributions	36
7.	Delivery of Distributions	37

8.	Withholding, Payment and Reporting Requirements with Respect to Distributions	37
9.	Setoffs	38
10.	No Distribution in Excess of Allowed Amounts	38
11.	Allocation of Distributions	38
12.	Forfeiture of Distributions	38
J.	Procedures for Resolving Disputed, Contingent and Unliquidated Claims and Distributions with Respect Thereto	39
1.	Claims Administration Responsibility	39
2.	Claim Objections	39
3.	No Distributions Pending Allowance	39
4.	Estimation of Contingent or Unliquidated Claims	39
5.	Amendments to Claims	40
K.	Conditions Precedent to the Occurrence of the Effective Date	40
1.	Conditions to Occurrence of the Effective Date	40
2.	Waiver of Conditions to the Occurrence of the Effective Date	40
3.	Effect of Non-Occurrence of Conditions to the Effective Date	41
L.	Retention of Jurisdiction	41
1.	Scope of Retained Jurisdiction	41
2.	Failure of the Bankruptcy Court to Exercise Jurisdiction	43
M.	Miscellaneous Plan Provisions	43
1.	Administrative Claims Bar Date	43
2.	Professional Fee Claims	43
3.	Payment of Statutory Fees; Filing of Quarterly Reports	44
4.	Dissolution of Committee	44
5.	Modifications and Amendments	44

6.	Severability of Plan Provisions	45
7.	Successors and Assigns	45
8.	Post-Effective Date Compromises and Settlements	45
9.	Binding Effect of Plan	45
10.	Non-Discharge of the Debtor; Injunction	45
11.	Releases and Related Matters	46
12.	Exculpation and Limitation of Liability	48
13.	Terms of Injunctions or Stays	48
14.	Revocation, Withdrawal or Non-Consummation	48
15.	Preservation of Retained Causes of Action	49
16.	Bar Date Order	49
17.	Section 1146 Exemption	50
18.	Conflicts with the Plan	50
19.	No Stay of Confirmation Order	50
V.	RISK FACTORS	50
A.	Risk of Amendment, Waiver, Modification or Withdrawal of the Plan	50
B.	Parties May Object to the Plan’s Classification of Claims and Interests	50
C.	The Debtor May Not Be Able to Obtain Confirmation of the Plan	51
D.	The Conditions Precedent to the Effective Date of the Plan May Not Occur	51
E.	General Unsecured Creditors, Subordinated Claims, and Interests May Recover Less Than Projected	51
F.	The Allowed Amount of Claims May Differ from Current Estimates	51
G.	Risks Related to Income Taxation	51
H.	Litigation	52
VI.	CONFIRMATION OF THE PLAN	52
A.	The Confirmation Hearing	52
B.	Requirements for Confirmation of the Plan	52
C.	Best Interests of Creditors	53

D.	Feasibility	54
E.	Acceptance by Impaired Classes	54
F.	Confirmation Without Acceptance by All Impaired Classes	55
1.	No Unfair Discrimination	55
2.	Fair and Equitable Test	55
G.	Alternatives to Confirmation and Consummation of the Plan	56
VII.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN	56
A.	Certain Tax Consequences to Holders of Claims	58
B.	Certain Tax Consequences to the Debtor	59
C.	Importance of Obtaining Professional Tax Assistance	61
VIII.	RECOMMENDATION	61

EXHIBITS

EXHIBIT A Chapter 11 Plan

EXHIBIT B Liquidation Analysis

***The DEBTOR adoptS and incorporateS the exhibitS attached HERETO by reference as though fully set forth herein***

x

I. INTRODUCTION

Quanergy Systems, Inc., the debtor and debtor-in-possession (the “Debtor”) in the above‑captioned chapter 11 case (the “Chapter 11 Case”), hereby submits the disclosure statement (the “Disclosure Statement”), pursuant to sections 1125 and 1126(b) of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”), in connection with the solicitation of votes on the Chapter 11 Plan of Quanergy Systems, Inc., dated December 30, 2022 (as amended, supplemented, and modified from time to time, the “Plan”). A copy of the Plan is attached hereto as Exhibit A and is incorporated herein by reference.2

The purpose of the Disclosure Statement is to enable Holders of Claims and Interests are Impaired under the Plan and who are entitled to vote on the Plan to make an informed decision in exercising their right to accept or reject the Plan. The Disclosure Statement sets forth certain information regarding, among other things, the Debtor’s prepetition operating and financial history, its reasons for seeking protection under chapter 11 of the Bankruptcy Code, the course of the Chapter 11 Case, and the disposition of the Assets. The Disclosure Statement also describes, among other things, certain terms and provisions of the Plan (including the compromises and settlements provided for in the Plan), certain effects of Confirmation of the Plan, certain risk factors associated with the Plan, and the manner in which Distributions will be made under the Plan. In addition, the Disclosure Statement discusses, among other things, the Confirmation process and the voting and election procedures that Holders of Claims entitled to vote under the Plan must follow for their votes on the Plan to be counted and their elections with respect to releases under Section 11.11(b) of the Plan, as applicable, to be effective.

A. Overview of the Chapter 11 Case and the Plan

1. The Chapter 11 Case

(a) General Background

Founded in 2012 as a private company, the Debtor designs, develops, and markets Light Detection and Ranging (“LiDAR”) sensors and 3D perception software solutions. The Debtor’s LiDAR sensors and 3D perceptions software solutions enable robust and intelligent detection, tracking, and classification of objects such as people or vehicles. LiDAR is a time-of-flight sensing technology that pulses low-power, eye-safe lasers and measures the time it takes for the laser to complete a round trip between the sensor and a target. The resulting aggregate data are used to generate a 3D point cloud image, which provides both spatial location and depth information to identify, classify, and track moving objects.

In early 2022, the Debtor became publicly traded on the New York Stock Exchange through a special purpose acquisition company transaction, whereby the Debtor secured a $125 million equity line of credit and closed the Business Combination (as defined below) with approximately $32 million of cash on its balance sheet after repaying debt and paying transaction expenses. Although the Debtor anticipated sufficient liquidity in the near term following the Business Combination, a decline in investor interest in the LiDAR sector, as well as general

______________________________________________________

2 Unless otherwise noted, all capitalized terms used but not otherwise defined herein shall have the meanings provided to them in the Plan. The summary of the Plan provided herein is qualified in its entirety by reference to the Plan. In the case of any inconsistency between the summary herein and the Plan, the Plan shall govern.

macroeconomic trends during the same time period, caused a selloff of the Debtor’s and other LiDAR industry stocks. By June 1, 2022, the Debtor’s market capitalization declined to approximately $48 million, reflected by a stock price of approximately $0.52 per share. This decline limited the Debtor’s access to its equity line of credit or other sources of equity or equity-linked financing offerings, while the Debtor’s cash burn rate totaled approximately $4 million per month.

2. Chapter 11 Goals and Postpetition Sale Process

In June 2022, the Debtor determined that it was necessary to explore strategic alternatives to preserve its liquidity, maintain its operations, and maximize value for its stakeholders. To facilitate this process, on June 29, 2022, the Debtor retained Raymond James & Associates, Inc. (“Raymond James”) to explore and evaluate strategic alternatives, including a business combination transaction (i.e., a sale to a third party as a going concern) and a financing transaction (i.e., a capital raise of structured private debt). Leading up to the Petition Date, the Debtor’s prepetition marketing process with respect to both a sale to a strategic partner or a comprehensive financing transaction was unsuccessful. Accordingly, the Debtor entered chapter 11 with the goal of pursing a value‑maximizing Sale Process that builds upon the Debtor’s prepetition marketing efforts.

On the Petition Date, the Debtor Filed a motion for the entry of: (A) an order (the “Bidding Procedures Order”) (i) approving proposed auction and bidding procedures (the “Bidding Procedures”) in connection with the sale (or series of sales) (collectively, the “Sale”) of all or substantially all of the Assets in the form attached to the Bidding Procedures Order as Exhibit 1, and approving the form and manner of notice thereof in the form attached to the Bidding Procedures Order as Exhibit 2, (ii) subject to final Bankruptcy Court approval of the Stalking Horse Approval Order, authorizing, but not directing, the Debtor to designate the Stalking Horse Bidder (as defined below) in accordance with the Bidding Procedures, (iii) subject to final Bankruptcy Court approval at the Sale Hearing (as defined below), authorizing and approving the Debtor to enter into and perform under an asset purchase agreement consistent with the Bidding Procedures (the “Purchase Agreement”), (iv) scheduling an auction (the “Auction”) and a sale hearing (the “Sale Hearing”) in connection with the Sale, (v) establishing procedures for the assumption and assignment (the “Assumption and Assignment Procedures”) of certain executory contracts and unexpired leases (each, an “Assumed Contract,” and collectively, the “Assumed Contracts”) and the form and manner of notice thereof in the form attached to the Bidding Procedures Order as Exhibit 3, (vi) scheduling a hearing to authorize and approve assumption and assignment of the Assumed Contracts in connection with the Sale, including payment of cure costs (if any) (the “Assumption/Assignment Hearing”), and (vii) granting related relief; and (B) an order (the “Sale Order”) (i) authorizing and approving the Debtor’s entry into the Purchase Agreement with the Successful Bidder(s) (as defined below) or Next-Highest Bidder(s) (as defined below), as applicable, (ii) authorizing the Sale of the Assets to the party or parties that are the Successful Bidder(s) at the Auction, free and clear of all liens, claims and encumbrances (the “Encumbrances”), (iii) except for certain assumed liabilities, (iv) authorizing and approving the assumption and assignment of the Assumed Contracts in connection with the Sale, including proposed cure amounts (if any), and (v) granting related relief [D.I. 12] (the “Bidding Procedures Motion”). Contemporaneously therewith, the Debtor Filed a motion to shorten the notice and objection periods for the hearing on the Bidding Procedures Motion (the “Motion to Shorten”) [D.I. 14] and, in support of both the Bidding Procedures Motion and the Motion to Shorten, the Debtor Filed the Declaration of Geoffrey Richards in Support of Debtor’s Motion For Entry of (I) an Order (A) Approving Certain Bidding Procedures and the Form and Manner of Notice Thereof, (B) Scheduling an Auction and a Hearing on the Approval of the Sale of All or Substantially All of the Debtor’s Assets, (C) Establishing Certain Assumption and Assignment Procedures and Approving Manner of Notice Thereof, (D) Scheduling a Hearing to Approve Assumption and Assignment of the Assumed Contracts, and (E) Granting Related Relief; and (II) an Order (A) Authorizing and Approving the Debtor’s Entry Into an Asset Purchase Agreement, (B) Authorizing the Sale of All or Substantially All of the Debtor’s Assets Free and Clear of All Encumbrances, (C) Approving the Assumption and Assignment of the Assumed Contracts, and (D) Granting Related Relief (the “Original Richards Declaration”) [D.I. 13].

On December 14, 2022, the Bankruptcy Court entered the order granting the relief requested in the Motion to Shorten [D.I. 42] and a hearing on the Bidding Procedures Motion (the “Bidding Procedures Hearing”) was scheduled for December 21, 2022, at 10:00 a.m. (prevailing Eastern Time). Prior to the hearing and in further support of the Bidding Procedures Motion, the Debtor Filed the Supplemental Declaration of Geoffrey Richards in Support of Debtor’s Motion For Entry of (I) an Order (A) Approving Certain Bidding Procedures and the Form and Manner of Notice Thereof, (B) Scheduling an Auction and a Hearing on the Approval of the Sale of All or Substantially All of the Debtor’s Assets, (C) Establishing Certain Assumption and Assignment Procedures and Approving Manner of Notice Thereof, (D) Scheduling a Hearing to Approve Assumption and Assignment of the Assumed Contracts, and (E) Granting Related Relief; and (II) an Order (A) Authorizing and Approving the Debtor’s Entry Into an Asset Purchase Agreement, (B) Authorizing the Sale of All or Substantially All of the Debtor’s Assets Free and Clear of All Encumbrances, (C) Approving the Assumption and Assignment of the Assumed Contracts, and (D) Granting Related Relief (the “Supplemental Richards Declaration,” and together with the Original Richards Declaration, the “Richards Declarations”) [D.I. 56].

As set forth in the Bidding Procedures Motion, the Richards Declarations, and the First Day Declaration, the Debtor, in consultation with Raymond James and its other professional advisors, have worked, and continue to work, extensively to implement a robust and expeditious Sale Process. The postpetition Sale Process allows the Debtor to market its Assets free and clear of liabilities and, depending on the nature of the Sale, without the burden of significant operating expenses ; this opportunity expands the potential buyer universe to parties that were not interested in acquiring the going concern operations of the Debtor during the prepetition marketing and Sale Process.

As described in the Supplemental Richards Declaration, since the Petition Date Raymond James contacted a total of 132 potential buyers; this list of potential purchasers include (i) 35 potential purchasers contacted as part of the prepetition Sale Process; (ii) five (5) financing parties contacted during the prepetition financing process as parties potentially interested in the acquisition of select Assets of the Debtor; and (iii) 92 new parties that may have interest in acquiring certain business segments or select Assets of the Debtor. As of the date of the Disclosure Statement, the Debtor has received inbound inquiries from 12 additional parties that are interested in learning more about the Sale Process and more than 30 parties have been responsive and are evaluating the opportunity to take part in the Debtor’s postpetition Sale Process and have not declined the opportunity. As part of the postpetition outreach process, each party contacted by Raymond James has received a copy of the Motion, marketing materials, the Debtor’s press release regarding the commencement of the Chapter 11 Case, and a form non-disclosure agreement.

On December 21, 2022, following the Bidding Procedures Hearing, the Bankruptcy Court entered the Bidding Procedures Order approving, inter alia, the Bidding Procedures and the process for designating a Stalking Horse Bidder. The Bid Deadline is on January 23, 2023, at 10:00 a.m. (prevailing Eastern Time).

3. General Structure of the Plan

The Plan provides for the disposition of the Assets and the Distribution of the proceeds in accordance with the priorities and requirements of the Bankruptcy Code.

The Plan provides for the appointment of a Plan Administrator as a means to implement the Plan. The Plan Administrator shall be empowered to, among other things, administer and liquidate all Assets, object to and settle Claims and prosecute Retained Causes of Action in accordance with the Plan. The Plan also provides for Distributions to Holders of Allowed Claims, including Administrative Claims, Professional Fee Claims, Priority Tax Claims, Secured Claims, Priority Non-Tax Claims and General Unsecured Claims. In addition, the Plan cancels all Interests in the Debtor, and provides for the dissolution and wind-up of the affairs of the Debtor.

4. Material Terms of the Plan

The following is an overview of certain material terms of the Plan:

• All Allowed Administrative Claims, Allowed Professional Fee Claims, Allowed Priority Tax Claims, Allowed Secured Claims, and Allowed Priority Non-Tax Claims will be paid or otherwise satisfied in full as required by the Bankruptcy Code and provided for in the Plan, unless otherwise agreed to by the Holders of such Claims and the Post-Effective Date Debtor.

• Holders of Allowed General Unsecured Claims will receive their Pro Rata share of the General Unsecured Claim Distribution, unless less favorable treatment is otherwise agreed to by the Holders of such Claims and the Post-Effective Date Debtor.

• Holders of Allowed Subordinated Claims will receive their Pro Rata share of the Subordinated Claim Distribution, unless less favorable treatment is otherwise agreed to by the Holders of such Claims and the Post-Effective Date Debtor; provided, however, that if there is no Distribution to Holders of Allowed Subordinated Claims, then each Holder of an Allowed Subordinated Claim shall not be entitled to any Distribution or recovery on account of such Claims.

• As of the Effective Date, all Interests of any kind will be cancelled, and the Holders of Allowed Interests will receive their Pro Rata share of the Interest Distribution, unless less favorable treatment is otherwise agreed to by the Holders of such Interests and the Post-Effective Date Debtor; provided, however, that if Holders of Allowed General Unsecured Claims receive less than 100% recovery (including all accrued but unpaid postpetition interest) or all wind‑down costs of the Chapter 11 Case are not satisfied, then each Holder of an Allowed Interest shall not be entitled to any Distribution or recovery on account of such Interest.

The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of each of the compromises and settlements provided for in the Plan, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtor, its Estate, Holders of Claims, and other parties in interest, and are fair, equitable, and reasonable.

5. Summary of Treatment of Claims and Interests Under the Plan

The table below summarizes the classification and treatment of Claims and Interests under the Plan.

IN CONNECTION WITH CONSIDERING THE PROJECTED RECOVERIES FOR ALLOWED GENERAL UNSECURED CLAIMS, ALLOWED SUBORDINATED CLAIMS, AND ALLOWED INTERESTS SET FORTH IN THE DISCLOSURE STATEMENT AND THE TABLE BELOW, PLEASE CONSIDER THE FOLLOWING:

• RECOVERIES ARE ESTIMATES ONLY, AND ACTUAL RECOVERIES MAY MATERIALLY DIFFER.

• RECOVERY ESTIMATES ARE BASED PRIMARILY ON THE DEBTOR’S ESTIMATED DISTRIBUTIONS OF CASH AND DEPEND ON THE ALLOWANCE OR DISALLOWANCE OF CERTAIN CLAIMS ASSERTED AGAINST AND INTERESTS IN THE DEBTOR. RECOVERIES ON RETAINED CAUSES OF ACTION ARE NOT INCLUDED IN THESE RECOVERY ESTIMATES, BUT COULD MATERIALLY CHANGE THE ACTUAL RECOVERIES TO HOLDERS OF GENERAL UNSECURED CLAIMS, HOLDERS OF SUBORDINATED CLAIMS, AND HOLDERS OF INTERESTS. SEE INFRA SECTION IV.D FOR A MORE DETAILED DESCRIPTION OF THE ESTIMATED RECOVERIES.

FOR A COMPLETE DESCRIPTION OF THE DEBTOR’S CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS, REFERENCE SHOULD BE MADE TO THE PLAN AND THE OTHER SECTIONS OF THE DISCLOSURE STATEMENT.

Class	Claim or Interest	Summary of Treatment	Estimated Allowed Amount of Claims	Projected Recovery Under Plan
1	Allowed Secured Claims	Unimpaired Deemed to Accept Plan	$[●]	100%
2	Allowed Priority Non-Tax Claims	Unimpaired Deemed to Accept Plan	$0	100%
3	Allowed General Unsecured Claims	[Impaired] [Entitled to Vote on Plan / Deemed to Reject Plan]	$[●] - $[●][3]	[●]% - [●]%
4	Subordinated Claims	[Impaired] [Entitled to Vote on Plan / Deemed to Reject Plan]	$[●] - $[●]	$[●] - $[●]
5	Interests	[Impaired] [Entitled to Vote on Plan / Deemed to Reject Plan]	$[●] - $[●]	$[●] - $[●]

***THE DEBTOR BELIEVES THAT THE PLAN PROVIDES THE BEST RECOVERIES POSSIBLE FOR HOLDERS OF ALLOWED CLAIMS AND INTERESTS, AND THUS STRONGLY RECOMMENDS THAT YOU VOTE TO ACCEPT THE PLAN***

B. Plan Voting Instructions and Procedures

1. Voting Rights

Under the Bankruptcy Code, only classes of claims or interests that are “impaired” and that are not deemed as a matter of law to have rejected a plan under section 1126 of the Bankruptcy Code are entitled to vote to accept or reject such plan. Any class that is “unimpaired” is not entitled to vote to accept or reject a plan, and is conclusively presumed to have accepted such plan. As set forth in section 1124 of the Bankruptcy Code, a class is “impaired” if the legal, equitable or contractual rights attaching to the claims or equity interests of that class are modified or altered. Holders of claims or interests within an impaired class are entitled to vote to accept or reject a plan if such claims or interests are “allowed” under section 502 of the Bankruptcy Code.

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3 [Except as otherwise set forth in the Plan, without limitation, the estimated amount of Allowed General Unsecured Claims does not account for any additional Claims against the Debtor that have yet to be Filed as a result of the rejection of executory contracts and unexpired leases, including, without limitation, the rejection of any such contracts and leases pursuant to the Plan or claims related to contracts and leases assumed in accordance with the Sale Order. The estimated amount of Allowed General Unsecured Claims does, however, take into account certain anticipated reductions or eliminations of Claims as part of the claims reconciliation process, and the anticipated disallowance or allowance of certain litigation Claims, if any, asserted by or against the Debtor. Thus, the total amount of Allowed General Unsecured Claims may be materially more or less than the estimate set forth in the Plan.]

Under the Bankruptcy Code, acceptance of a plan by a class of claims is determined by calculating the number and the amount of allowed claims voting to accept such plan. Acceptance by a class of claims requires more than one-half of the number of total allowed claims voting in the class to vote in favor of the plan, and at least two-thirds in dollar amount of the total allowed claims voting in the class to vote in favor of the plan; only those holders that actually vote to accept or reject the plan are counted for purposes of determining whether these dollar and number thresholds are met.

Pursuant to the Plan, Claims in Classes 3 and 4 and Holders of Interest in Class 5 are Impaired by, and entitled to receive a Distribution under, the Plan, and therefore only the Holders of such Claims and Interests are entitled to vote to accept or reject the Plan. Only Holders of Allowed Claims in Classes 3 and 4 and Holders of Allowed Interests in Class 5 as of February [13], 2023 (the “Voting Record Date”) may vote to accept or reject the Plan; provided, however, if there is no Distribution to Holders of Allowed Subordinated Claims and Holders of Allowed Interests, Holders of Claims in Class 4 and Holders of Interests in Class 5, respectively, will not receive or retain any property under the Plan on account of such Claims or Interests, as applicable, and, therefore, Holders of such Claims and Interests are deemed to reject the Plan and not entitled to vote on the Plan.

Pursuant to the Plan, Claims in Classes 1 and 2 are Unimpaired by the Plan, and Holders of such Claims are deemed to have accepted the Plan, and, therefore, are not entitled to vote on the Plan.

2. Solicitation Materials

The Debtor, with the approval of the Bankruptcy Court, has engaged Stretto, Inc. (the “Voting Agent”) to serve as the voting agent to process and tabulate Ballots and to oversee the Plan voting and solicitation process generally. The following materials constitute the solicitation package (the “Solicitation Package”):

• The Disclosure Statement, including the Plan and any other exhibits annexed thereto;

• The Bankruptcy Court order approving the Disclosure Statement (the “Disclosure Statement Order”) (excluding exhibits);

• The Ballot and voting instructions (the “Voting Instructions”) to be used in connection with voting to accept or to reject the Plan;

• A pre-addressed, postage pre-paid return envelope; and

• The notice of, among other things, (a) the date, time, and place of the hearing to consider Confirmation of the Plan and related matters, and (b) the deadline for filing objections to Confirmation of the Plan (the “Confirmation Hearing Notice”).

The Debtor, through the Voting Agent, will distribute the Solicitation Package in accordance with the Disclosure Statement Order. The Disclosure Statement, the Disclosure Statement Order, the Confirmation Hearing Notice, and the Plan will also be available at the

Voting Agent’s website for the Debtor’s Chapter 11 Case at https://cases.stretto.com/Quanergy, by clicking on the tab on the top of the page titled [“Plan & Solicitation”].

If you are the Holder of a Claim and believe that you are entitled to vote on the Plan, but you did not receive a Solicitation Package, or if you have any questions concerning voting procedures, you should contact the Voting Agent by submitting an inquiry via electronic mail to angela.tsai@stretto.com or in writing to Stretto, Inc. by first class mail, hand delivery, or overnight mail to Quanergy Systems Ballot Claims Processing, c/o Stretto, 410 Exchange, Suite 100, Irvine, CA 92602.

If your Claim is subject to a pending claim objection as of February [15], 2023, and you wish to vote on the Plan in the amount and priority as reflected on your timely filed proof of claim, you must File a motion on or before February [21], 2023 at 4:00 p.m. (prevailing Eastern Time), in accordance with the Disclosure Statement Order, pursuant to Bankruptcy Rule 3018(a) with the Bankruptcy Court for the temporary allowance of your Claim for Plan voting purposes, and your Claim or portion thereof, as applicable, must be temporarily allowed by the Bankruptcy Court for voting purposes by the Voting Deadline, or you will not be entitled to vote to accept or reject the Plan.

THE DEBTOR, ITS ESTATE AND THE POST-EFFECTIVE DATE DEBTOR, AS APPLICABLE, RESERVE THE RIGHT TO OBJECT TO OR SEEK TO DISALLOW ANY CLAIM OR INTEREST FOR PLAN DISTRIBUTION PURPOSES OR OTHERWISE.

3. Plan Voting Instructions and Procedures

To ensure your vote on the Plan is counted and any Release Opt-Out is effective you must: (a) complete the Ballot in accordance with the instructions set forth therein; (b) indicate your decision either to accept or reject the Plan in the boxes indicated in the Ballot; (c) make a Release Opt-Out election, if applicable and desired; and (d) sign and submit the Ballot to the Voting Agent prior to the Voting Deadline (as defined below) either in paper form at the address provided for therein, or electronically through the website created for the Chapter 11 Case by the Voting Agent, https://cases.stretto.com/Quanergy (the “Online Voting Platform”). ABSENT PRIOR CONSENT OF THE DEBTOR, BALLOTS SENT BY FACSIMILE OR ELECTRONIC TRANSMISSION (OTHER THAN THROUGH THE ONLINE VOTING PLATFORM) ARE NOT ALLOWED AND WILL NOT BE COUNTED.

The Bankruptcy Court has fixed February [13], 2023 as the Voting Record Date for the determination of the Holders of Claims who are entitled to (a) receive a Solicitation Package and (b) vote to accept or reject the Plan.

After carefully reviewing the Plan, the Disclosure Statement, and the detailed Voting Instructions, you are asked to indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan in accordance with the Voting Instructions.

The deadline to vote on the Plan is February [24], 2023 at 5:00 p.m. (prevailing Eastern Time) (the “Voting Deadline”). For your vote to be counted, your Ballot must be properly completed in accordance with the Voting Instructions and received by the Voting Agent no later than the Voting Deadline.

Only the Holders of Allowed Claims in Classes 3 and 4 and Holders of Allowed Interests in Class 5 as of the Voting Record Date are entitled to vote to accept or reject the Plan. Each Holder of a Claim or Interest must vote its entire Claim or Interest either to accept or reject the Plan and may not split such vote. It is important to follow the specific Voting Instructions.

Unless otherwise provided in the Voting Instructions or the Disclosure Statement Order, the following Ballots will not be counted in determining whether the Plan has been accepted or rejected:

• any Ballot that fails to clearly indicate an acceptance or rejection, or that indicates both an acceptance and a rejection, of the Plan;

• any Ballot received after the Voting Deadline, except by order of the Bankruptcy Court or if the Debtor has granted an extension of the Voting Deadline with respect to such Ballot;

• any Ballot containing a vote that the Bankruptcy Court determines was not solicited or procured in good faith or in accordance with the applicable provisions of the Bankruptcy Code;

• any Ballot that is illegible or contains insufficient information to permit the identification of the Claim or Interest Holder;

• any Ballot cast by an Entity that does not hold a Claim or Interest in the Voting Classes;

• any unsigned Ballot or Ballot without an original signature; and

• any Ballot submitted by fax, email, or electronic transmission (other than through the Online Voting Platform), unless approved by the Debtor in writing or otherwise ordered by the Bankruptcy Court.

The Ballots permit Holders of Class 3 General Unsecured Claims, Holders of Class 4 Subordinated Claims, and Holders of Class 5 Interests that vote to accept or reject the Plan the opportunity to opt out of the releases set forth in Section 11.11(b) of the Plan by checking the appropriate box on their Ballots to elect the Release Opt-Out; provided, however, if there is no Distribution to Holders of Allowed Subordinated Claims and Holders of Allowed Interests, Holders of Claims in Class 4 and Holders of Interests in Class 5, respectively, will not receive or retain any property under the Plan on account of such Claims or Interests, as applicable, and, therefore, Holders of such Claims and Interests are deemed to reject the Plan and not entitled to vote on the Plan.

Except as otherwise provided for in the Plan, (a) all Holders of Claims deemed to have accepted the Plan (i.e., Holders of Claims in Unimpaired Classes of Claims) that have not Filed an objection to the release in Section 11.11(b) of the Plan prior to February [24], 2023; and (b) all Holders of Claims in Classes 3 and 4 and Holders of Interests in Class 5 that (i) vote to accept or reject the Plan and do not timely submit a Release Opt-Out indicating such Holder’s decision to not participate in the releases set forth in Section 11.11(b) of the Plan, or (ii) do not vote to accept or reject the Plan, and either do not timely submit a Release Opt‑Out, or do not File an objection to the releases in Section 11.11(b) of the Plan prior to February [24], 2023, are deemed to have forever released the Released Parties from any and all claims and causes of action to the extent provided for in Section 11.11(b) of the Plan.

Except as otherwise provided in the Disclosure Statement Order: any party who has previously delivered a valid Ballot for the acceptance or rejection of the Plan may revoke such Ballot and change its vote by delivering to the Voting Agent prior to the Voting Deadline a subsequent properly completed Ballot for acceptance or rejection of the Plan; and any party who has delivered a valid Ballot for the acceptance or rejection of the Plan may withdraw such acceptance or rejection by delivering a written notice of withdrawal to the Voting Agent at any time prior to the Voting Deadline. In the case where multiple Ballots are received from the same Holder with respect to the same Claim prior to the Voting Deadline, the last timely received, properly executed Ballot will be deemed to reflect that voter’s intent and will supersede and revoke any prior Ballot. To be valid, a notice of withdrawal must (a) contain the description of the Claims or Interests to which it relates and the aggregate principal amount represented by such Claims or Interests; (b) be signed by the withdrawing party in the same manner as the Ballot being withdrawn; (c) contain a certification that the withdrawing party owns the Claims or Interests and possesses the right to withdraw the vote sought to be withdrawn; and (d) be actually received by the Voting Agent prior to the Voting Deadline. The Debtor’s right to contest the validity of any such withdrawals of Ballots is expressly reserved.

ALL BALLOTS ARE ACCOMPANIED BY VOTING INSTRUCTIONS. IT IS IMPORTANT THAT THE HOLDER OF A CLAIM OR INTEREST ENTITLED TO VOTE FOLLOW THE SPECIFIC INSTRUCTIONS PROVIDED WITH EACH BALLOT.

If you have any questions about (a) the procedure for voting your Claim or Interest; (b) the Solicitation Package that you have received; or (c) the amount of your Claim or Interest, or if you wish to obtain, at your own expense (unless otherwise specifically required by Bankruptcy Rule 3017(d)), an additional copy of the Plan, the Disclosure Statement, or any appendices or exhibits to such documents, please contact the Voting Agent at the address specified above. Copies of the Plan, Disclosure Statement, and other documents Filed in the Chapter 11 Case may be obtained free of charge at the Voting Agent’s website at https://cases.stretto.com/Quanergy. Documents Filed in the Chapter 11 Case may also be examined between the hours of 8:00 a.m. and 4:00 p.m., prevailing Eastern Time, Monday through Friday, at the Office of the Clerk of the Bankruptcy Court, 824 North Market Street, Third Floor, Wilmington, Delaware 19801.

The Voting Agent will process and tabulate Ballots received by the Voting Agent for the Classes entitled to vote to accept or reject the Plan, and will file a voting report in accordance with the Disclosure Statement Order.

4. Confirmation Hearing and Deadline for Objections to Confirmation

Objections to Confirmation of the Plan must be Filed and served on the Debtor and certain other entities, all in accordance with the Confirmation Hearing Notice, so that they are actually received by no later than February [24], 2023 at 4:00 p.m. (prevailing Eastern Time). Unless objections to Confirmation of the Plan are timely Filed and served in compliance with the Disclosure Statement Order, they may not be considered by the Bankruptcy Court. For further information, refer to Section VI of the Disclosure Statement, “Confirmation of the Plan.”

II. GENERAL HISTORICAL INFORMATION ABOUT THE DEBTOR

Additional information regarding the Debtor’s business, its capital structure, and the circumstances leading to the filing of the Chapter 11 Case is set forth in the Declaration of Lawrence Perkins in Support of Chapter 11 Petition and First Day Motions [D.I. 21] (the “First Day Declaration”).

A. Organizational Structure

Quanergy Systems, Inc. is the direct parent of non-Debtor Quanergy Perceptions Technology Inc., which is the direct or indirect parent of multiple foreign subsidiaries, which are non-Debtors in the Chapter 11 Case. The Debtor’s foreign subsidiaries are as follows:

• Quanergy Systems FZ-LLC: Quanergy Systems FZ-LLC is incorporated in Dubai, United Arab Emirates and serves as a sales office for customers in the Middle East.

• Quanergy Systems Canada Inc.: Quanergy Systems Canada Inc. is incorporated in Canada and serves as a research and development center focused on software development.

• Quanergy Systems Hong Kong Limited: Quanergy Systems Hong Kong Limited is incorporated in Hong Kong and serves as a holding company for Quanergy (Shanghai) Electronic Science & Technology Ltd.

• Quanergy (Shanghai) Electronic Science & Technology Ltd.: Quanergy (Shanghai) Electronic Science & Technology Ltd. is incorporated in the Peoples Republic of China and serves as a sales office for customers in China.

• Quanergy Systems Japan GK: Quanergy Systems Japan GK is incorporated in Japan and serves as a sales office for customers in Japan.

• Quanergy Systems UK Limited: Quanergy Systems UK Limited is a limited liability company organized under the laws of the United Kingdom and serves as a sales office for customers based in the United Kingdom.

• Quanergy Systems, GmbH: Quanergy Systems, GmbH is organized under the laws of Germany and serves as a sales office for customers in Germany.

B. Business Overview

1. Background

The Debtor provides high performance LiDAR sensors and 3D perception software designed to improve safety, efficiency, and performance while reducing costs in a wide variety of markets and applications. The Debtor’s M Series of LiDAR sensors feature high resolution, 360-degree field of view that generate rich 3D point clouds in real-time at long range. These LiDAR sensors are a reliable solution for challenging real-world applications in mission-critical markets such as security, smart cities and industrial automation.

LiDAR is different from radar and camera-based sensing systems because LiDAR provides a full real-time 3D image of the world around it in any lighting condition and captures no personally identifying information. LiDAR creates an image of the object at the same time as it determines the object’s distance, thus providing a 3D view of the object and the precise calculation of the direction in which it is moving—something neither cameras nor radar can provide. In addition, neither radar nor cameras can see accurately in the dark or through weather conditions such as rain or snow, which substantially limit their “sight” capabilities. LiDAR can also provide surface measurements and a precise resolution of objects within a certain range. Because of its inherent performance capabilities and advantages, LiDAR has become a vital sensing technology in a wide array of markets.

The Debtor’s applications and products are currently targeted towards four key market groups:

• Security market: In the Security market, the Debtor offers its M Series LiDAR sensors combined with its QORTEX 3D perception software for perimeter security and intrusion detection applications in critical infrastructure facilities.

• Smart Cities / Spaces market: In the Smart Cities / Spaces market, the Debtor’s sensors and software are used to improve the movement and safety of people and vehicles in dense urban settings, commercial offices, retail stores, airports and other high-density environments.

• Industrial market: In the Industrial market, the Debtor’s sensors enable the automation of industrial locations, such as shipping ports, and also allow mobile robots to operate more quickly, safely and efficiently in warehouse and other industrial environments.

• Transportation market: The Transportation market consists of passenger vehicles as well as heavy vehicles and off highway applications such as agricultural and mining equipment. The Debtor has been investing in the development of a solid state LiDAR sensor, which has no moving parts and is based on mature silicon process technologies, designed to offer the durability, performance and low cost desired by transportation customers. The Debtor’s solid state sensor is not yet commercially available.

The Debtor generates revenue primarily by entering into supply arrangements with channel partners, including systems integrators, value added resellers and distributors, who in turn sell the Debtor’s products to end customers, often times bundled with third-party products. These supply agreements do not necessarily obligate the channel partner to purchase products from the Debtor. Instead, revenues are generated as these channel partners submit purchase orders based on their engagements with end customers.

2. Debtor’s Employees

The Debtor operates out of a headquarters located in Sunnyvale, California. As of the Petition Date, the Debtor employs approximately 87 full-time (salaried and hourly) employees, none of whom are subject to a collective bargaining agreement.

Prior to the Petition Date, the Debtor issued a notice under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 – 2109, and other similar state and local laws (the “WARN Acts”). However, the Debtor currently anticipates the need for the employees’ assistance through the Chapter 11 Case and the Sale Process.

3. Prepetition Special Purpose Acquisition Company Transaction

On June 21, 2021, CITIC Capital Acquisition Corp. (“CCAC”), CITIC Capital Merger Sub Inc., a wholly owned subsidiary of CCAC (“Merger Sub”), and Quanergy Systems, Inc., (when referred to in its pre-Business Combination (as defined below) capacity, “Legacy Quanergy”) entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, on the Closing Date (as defined below) Merger Sub merged with and into Legacy Quanergy, with Legacy Quanergy continuing as the surviving corporation and a wholly-owned subsidiary of the Debtor (the “Business Combination”). On January 28, 2022, Legacy Quanergy changed its name to Quanergy Perception Technologies, Inc.

On February 7, 2022, CCAC effectuated a change of its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation formed under the laws of the State of Delaware (the “Domestication”). Pursuant to the Domestication, each of CCAC’s then issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares automatically converted, on a one-for-one basis, into shares of common stock of CCAC. All of CCAC’s outstanding warrants became warrants to acquire shares of the Debtor’s common stock. In connection with the Domestication, CCAC changed its name from CITIC Capital Acquisition Corp. to Quanergy Systems, Inc.

On February 8, 2022, the closing date of the Business Combination (the “Closing Date”), certain investors purchased from the Debtor an aggregate of 3,695,000 shares of common stock at a price of $10.00 per share, for an aggregate purchase price of approximately $36.5 million, in a private placement pursuant to separate subscription agreements consummated substantially concurrently with the closing of the Business Combination (the “PIPE Financing”). Upon the closing of the Business Combination and the PIPE Financing, the Debtor received net cash proceeds of $43.8 million, $35.0 million of which was used to pay down outstanding convertible notes with accrued interest, and closed on a $125 million equity line of credit facility with Global Emerging Markets Group (“GEM”), a Luxembourg-based private alternative investment group.

C. Prepetition Capital Structure

1. Secured Indebtedness

As stated above, in connection with the Business Combination, approximately $35.0 million of secured outstanding convertible notes, which included accrued interest, was repaid, and since the Business Combination, the Debtor has incurred no additional funded secured debt. Therefore, as of the Petition Date, the Debtor has no funded secured debt.

2. Unsecured Indebtedness and Trade Debt

In the ordinary course of business, the Debtor incurs unsecured indebtedness to various suppliers, trade vendors, landlords, utility providers, and service providers, among others. In addition, the Debtor incurred obligations related to unsecured promissory notes to professionals in connection the Business Combination that remain unpaid. As of the Petition Date, the Debtor’s estimated outstanding unsecured indebtedness, including trade payables, is approximately $25 million.

3. Equity Holders

The Debtor is a publicly-traded company with its common stock and warrants previously listed on the New York Stock Exchange. Trading of the Debtor’s common stock and warrants have suspended pending a delisting determination made by the staff of the New York Stock Exchange (“NYSE”) Regulation, which the Debtor is in the process of appealing. The Debtor’s common stock and public warrants are currently traded on the over-the-counter, or OTC, market under the ticker symbols QNGY and QNGYW, respectively. As of November 10, 2022, there were 16,164,406 shares of the Debtor’s common stock outstanding.

Historically, the Debtor financed its operations primarily through private placements of convertible preferred stock and issuance of convertible notes. From the date of the Debtor’s incorporation in 2012 through September 30, 2022, the Debtor has raised, in the aggregate, net proceeds of approximately $298 million, including approximately $154 million from the issuance of convertible preferred stock, approximately $90 million from the issuance of convertible notes, approximately $44 million of net proceeds from the Business Combination, and approximately $11.6 million from draw downs of a share subscription facility with GEM. In the year ended December 31, 2021, and nine months ended September 30, 2022, the Debtor incurred a net loss of $63.5 million and $148.0 million, respectively, and used $30.1 million and $45.0 million, respectively, in cash to fund operations. The Debtor’s accumulated deficit was $455.6 million as of September 30, 2022.

4. Circumstances Giving Rise to the Chapter 11 Case

(a) The Debtor’s Declining Liquidity and Inability to Access Financing

Several factors contributed to the Debtor’s need to commence the Chapter 11 Case, including operational, financial, and macroeconomic challenges that have, over time, tightened the Debtor’s liquidity, complicated the Debtor’s operations, and limited the Debtor’s access to capital.

Following the Business Combination, despite operating performance in-line with expectations, the Debtor’s capital structure proved insufficient to fund ongoing operational needs due to the challenging equity markets in the LiDAR sector, which impacted the Company’s stock price and access to its equity line of credit from GEM. For example, in the Debtor’s peer group, which includes eight (8) other publicly traded LiDAR providers, share prices are down 73% over the last 12 months. As described in more detail below in Section II.B., as a result of the Debtor’s stock price falling precipitously since the Business Combination, and delisting procedures commenced by the NYSE that followed, the Debtor’s access to capital was significantly impaired, which directly contributed to the Debtor filing the Chapter 11 Case.

Leading up to the Petition Date, the Debtor also faced certain operational challenges, including supply chain issues related to the COVID-19 pandemic. While the supply chain challenges have started to improve in the recent past, certain component parts and alternative parts have remained difficult or more costly for the Debtor to procure, which has impacted revenue and gross margins through 2022.

The Debtor also operates in a challenging commercial environment. The LiDAR market generally faces challenges as a new, early-stage technology that requires significant capital to scale. Most companies in the LiDAR market, including the Debtor, have a high-cost structure and low revenue base as LiDAR technology continues to be developed and improved. The Debtor, therefore, requires significant cash and ample financing for its operations.

The Debtor also faced challenges prepetition resulting from litigation between the Debtor and Velodyne LiDAR USA Inc. (“Velodyne”), which was a factor contributing to the lack of interest from selected potential purchasers in the Debtor’s prepetition marketing and Sale Process. The litigation, which was costly to defend and a distraction for management, has recently been resolved, providing more certainty to the market with respect to certain of the Debtor’s intellectual property. The Debtor is hopeful that a postpetition marketing process will yield more interest as a result of this resolution.

In order to address the liquidity constraints caused by the foregoing factors, and in an effort to better-position the Company for continued growth, the Debtor began seeking additional capital and financing in the first quarter of 2022. By the third quarter of 2022, the Debtor’s strategy focused around raising equity capital through a public equity offering to improve its cash position and better position the Debtor to obtain complementary debt financing that would be sufficient to provide runway into 2024 or beyond. In parallel, the Debtor ran a marketing process for a strategic going concern or asset sale. Despite the Debtor’s efforts, however, the Company was unable to mitigate the challenges it faced leading up to the commencement of the Chapter 11 Case.

(b) The Debtor’s Prepetition Financing Process

In late July 2022, the Debtor began evaluating its ability to raise equity through a public offering to address its liquidity needs. The Debtor retained Maxim Group LLC (“Maxim”) to run this process, with a goal of raising funds sufficient to allow for the funding of on-going operations while the Debtor continued to look for long term solutions to address its liquidity constraints. Concurrently, the Debtor began a debt financing process. By mid-August 2022, however, the Debtor determined, in consultation with its advisors and based on initial feedback from potential lenders, that a debt financing transaction would be more likely after improving the Debtor’s balance sheet through the completion of the public equity financing.

In September 2022, Raymond James launched a multi-pronged outreach effort to 118 potential debt financing parties. Of the 118 potential debt financing parties, 58 were venture debt and other parties that could be interested in taking a longer-term growth outlook on an investment opportunity with the Debtor. The remaining 60 potential debt financing parties included distressed or opportunistic lenders that may be more generally focused on the recovery value of the collateral to support a financing transaction. Conversations with lenders explored a variety of structuring alternatives, including whether they may be interested in supporting a strategic transaction, including through a debtor-in-possession financing facility.

Of the 118 parties contacted, Raymond James held diligence calls with 26 parties to review the opportunity and answer questions. Twenty-four parties entered into non-disclosure agreements with the Debtor. To support this process, the Debtor organized a comprehensive 163-document data room, including a 25-page Confidential Information Memorandum (“CIM”), for parties under non-disclosure agreement. None of the parties under NDA ultimately submitted an actionable debt-financing proposal.

On October 30, 2022, the Debtor entered into an underwriting agreement with Maxim, pursuant to which Maxim agreed to issue and sell, in a registered public offering by the Debtor (the “Public Offering”), 9,800,000 shares of the Debtor’s common stock, par value $0.0001 per share, and 19,600,000 warrants with a term of five years to purchase one share of common stock at an exercise price of $1.70 per share. On November 2, 2022, the Public Offering closed, and the Debtor raised approximately $15.4 million in net proceeds.

Based on feedback from certain potential lenders that continued to engage with the Debtor, and representations from Maxim that Maxim believed it could raise a convertible note following the Public Offering, and had in fact received inbound inquiries from investors regarding the same, the Debtor believed that the capital raised from the Public Offering would help facilitate a financing transaction and that the funds made available through such transaction, together with the capital raised from the Public Offering, would provide the Debtor with sufficient liquidity into and potentially through 2023. However, immediately following the closing of the Public Offering, the Debtor’s stock price dropped precipitously, from $3.30 per share immediately before the Public Offering, to $0.71 per share by November 8, 2022, and down to $0.24 per share by November 9, 2022, adversely affecting the Debtor’s market capitalization. On November 8, 2022, the NYSE announced that NYSE Regulation had decided to commence proceedings to delist the Company’s securities from the NYSE because the Debtor had fallen below the NYSE’s continued listing standard requiring companies to maintain an average market capitalization of $15 million over a consecutive 30 trading day period. That same day, after the market close, the NYSE immediately suspended trading in the Debtor’s securities, as authorized under NYSE Rule 804.00.

(c) The Debtor’s Prepetition Restructuring Initiatives and Marketing Process

As mentioned above, in June 2022, the Debtor began exploring strategic alternatives to preserve liquidity and maintain its operations. From June through August, the Debtor, with the assistance of Raymond James, explored potential merger transactions with selected LiDAR market participants. Beginning in late August, the Debtor, with the assistance of Raymond James, began a broader outreach to potential counterparties for a going-concern sale. Raymond James’ outreach focused on parties that would be a strategic fit for the Debtor, including other LiDAR providers and also other prospects that could potentially leverage the Debtor’s sensors and software in other markets. The Debtor’s prepetition marketing process included outreach to 36 prospective buyers for a going-concern transaction, 27 of which Raymond James held preliminary diligence calls with to review the opportunity and answer questions. Eight (8) parties entered into non-disclosure agreements with the Debtor. No party submitted an actionable proposal.

On November 7, 2022, Ouster, Inc. (“Ouster”) and Velodyne announced plans to merge in an all-stock transaction. The announcement of the proposed merger made it unlikely that either Ouster or Velodyne could become acquirers of the Debtor in the near-term, because the companies had chosen a merger partner with products and technologies that are competitive to those of the Debtor and the companies would be preoccupied working to complete the merger, so would be less likely to engage in acquisition discussions with the Debtor.

(d) Chapter 11 Goals and The Path Forward

The Debtor entered chapter 11 to pursue a value-maximizing Sale Process that builds upon the Debtor’s prepetition marketing efforts. The Debtor believes that certain measures taken prepetition have substantially increased the likelihood of a successful postpetition marketing process. Prior to the Petition Date, the Debtor undertook certain cost-saving measures that have significantly reduced operating expenses. This allows for a postpetition Sale Process focused on the value of the Assets free and clear of liabilities and, depending on the nature of the Sale, without the burden of significant operating expenses resulting from employee headcount and other overhead costs. Further, on November 23, 2022, the Debtor and Velodyne entered into a settlement agreement and patent cross license agreement that resolved all litigation between the parties. The Debtor believes that the resolution of this litigation, which caused reluctance for certain prospective purchasers in pursuing a transaction prepetition, provides helpful clarity to potential purchasers of the Assets that are covered under the settlement agreement.

Further, while the Debtor would still welcome and be positioned to close on going-concern Bids for its business, it intends to market its Assets more broadly postpetition, including by contacting potential purchasers that may be interested in only certain business segments or Assets. In addition, the Debtor believes marketing its Assets with the benefits afforded to a buyer under section 363 of the Bankruptcy Code will provide the Debtor with certain advantages to effectuating a sale transaction or transactions in chapter 11, that were not available to the Debtor during the prepetition marketing process. In addition, certain developments in the LiDAR market, including the pending Ouster/Velodyne merger and the pending asset sale transaction between Ibeo Automotive Systems GmbH and MicroVision, Inc., may signal the start of a wave of consolidation activity in the LiDAR sector.

The Debtor entered Chapter 11 with approximately $9 million in cash on hand to fund this case and implement a postpetition Sale Process. Without any debtor in possession financing, the Debtor’s liquidity is constrained and will only permit funding a Sale Process on an expedited timeline that allows for a sale closing in early February. The sale timeline contemplated gives consideration to this liquidity constraint, the marketing efforts made prepetition, and the Debtor’s belief that conducting a sale and marketing process postpetition, which will allow the Debtor to sell its Assets free and clear of any liabilities, best positions the Debtor to maximize value for its stakeholders.

In connection with the Chapter 11 Case, the Debtor seeks to retain SierraConstellation Partners (“SCP”) for the purposes of engaging Mr. Lawrence Perkins, the Founder and Chief Executive Officer of SCP, as Chief Restructuring Officer (“CRO”) and President of the Debtor, and who will report to the board of directors, or appropriate committee thereof, of the Debtor.

III. THE CHAPTER 11 CASE

On December 13, 2022, the Debtor commenced a voluntary case under chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The Chapter 11 Case is being administered under the caption In re Quanergy Systems, Inc., Case No. 22-11305 (CTG). Upon commencement of the Chapter 11 Case, the automatic stay imposed under the Bankruptcy Code, with limited exceptions, enjoined the commencement or continuation of all collection efforts by Creditors and the enforcement of liens against property of the Debtor.

A. First Day Motion and Orders

On the Petition Date, the Debtor Filed certain “first day” motions and applications (the “First Day Motions”) with the Bankruptcy Court seeking certain immediate relief to aid in the efficient administration of the Chapter 11 Case, and to facilitate the Debtor’s transition to debtor‑in-possession status. The Bankruptcy Court held hearings on these first-day motions, and entered a series of customary orders in connection therewith, including the following:

• Debtor’s Application for Entry of an Order (I) Authorizing the Appointment of Stretto as Claims and Noticing Agent in the Chapter 11 Case; and (II) Granting Related Relief (the “Stretto Retention Application”) [D.I. 3], seeking authorization to retain and employ Stretto as its claims and noticing agent for the Chapter 11 Case. On December 14, 2022, the Bankruptcy Court entered the order granting the relief requested in the Stretto Retention Application [D.I. 48].

• Debtor’s Motion for Entry of an Order (I) Authorizing the Redaction of Certain Personal Identification Information in the Debtor’s Creditor Matrix; (II) Waiving the Requirement to File a List of Its Equity Security Holders and Modifying Notice Thereto; and (III) Granting Related Relief (the “Redaction Motion”) [D.I. 4], seeking, among other things, authorization to redact certain personal identification information contained in the creditor matrix and top 30 creditors list. On December 14, 2022, the Bankruptcy Court entered the order granting the relief requested in the Redaction Motion on an interim basis [D.I. 37].

• Debtor’s Motion for Entry of Interim and Final Orders (I) Authorizing Payment of Certain Prepetition Taxes and Fees and (II) Authorizing Financial Institutions to Honor All Related Checks and Electronic Payment Requests (the “Taxes Motion”) [D.I. 5], seeking an interim and a final order (i) authorizing to remit and pay, in the ordinary course of business, certain prepetition taxes, including, but not limited to, income, sales, and property taxes, and various other taxes, fees, charges, and assessments and (ii) authorizing the Debtor’s banks and financial institutions to honor all related checks and electronic payment requests. On December 14, 2022, the Bankruptcy Court entered the order granting the relief requested in the Taxes Motion on an interim basis [D.I. 34].

• Debtor’s Motion for Interim and Final Orders (I) Prohibiting Utility Companies From Discontinuing, Altering, or Refusing Service, (II) Deeming Utility Companies to Have Adequate Assurance of Future Payment, (III) Establishing Procedures for Resolving Requests for Additional Assurance, and (IV) Granting Related Relief (the “Utility Motion”) [D.I. 6], seeking entry of an order (i) prohibiting utility companies from discontinuing, altering or refusing service to the Debtor on account of non-payment for any prepetition services, (ii) deeming the utility companies to have received adequate assurance of future payment, (iii) establishing procedures for resolving requests for additional assurance of payment, and (iv) granting related relief. On December 14, 2022, the Bankruptcy Court entered the order granting the relief requested in the Utility Motion on an interim basis [D.I. 38].

• Debtor’s Motion for Entry of Interim and Final Orders (I) Authorizing Continued Use of Cash Management System; (II) Authorizing Use of Prepetition Bank Accounts and Certain Payment Methods; (III) Waiving the Requirements of 11 U.S.C. Section 345(b) on an Interim Basis; and (IV) Granting Related Relief (the “Cash Management Motion”) [D.I. 7], seeking entry of an order (i) authorizing the Debtor’s continued use of the Cash Management System; (ii) authorizing the Debtor to continue using prepetition bank accounts and using debit, wire, and ACH payments; (iii) waiving the requirements of 11 U.S.C. § 345(b) on an interim basis; and (iv) granting related relief. On December 14, 2022, the Bankruptcy Court entered the order granting the relief requested in the Cash Management Motion on an interim basis [D.I. 39].

• Debtor’s Motion for Interim and Final Orders, Pursuant to Sections 105(a), 362(a)(3) and 541 of the Bankruptcy Code and Bankruptcy Rule 3001, Establishing Notice and Hearing Procedures for Trading in, or Certain Claims of Worthlessness With Respect to, Equity Securities in Quanergy Systems, Inc. (the “NOL Motion”) [D.I. 8], seeking entry of an order establishing notice and hearing procedures that must be followed before certain transfers of, or certain claims of worthlessness for federal or state tax purposes with respect to, equity securities in Quanergy Systems, Inc., or of any beneficial interest therein, are deemed effective. On December 14, 2022, the Bankruptcy Court entered the order granting the relief requested in the NOL Motion on an interim basis [D.I. 36].

• Debtor’s Motion for Entry of Interim and Final Orders Authorizing, But Not Directing, the Debtor to Honor Certain Prepetition Obligations Arising Under Customer Program (the “Customer Programs Motion”) [D.I. 9], seeking entry of an order (a) authorizing, but not directing, the Debtor to honor certain prepetition obligations under its Warranty Program (as defined below) in the ordinary course of business and in a manner consistent with past practice, (b) authorizing banks and other financial institutions to honor and process check and electronic transfer requests related to the Warranty Program, and (c) granting related relief. On December 14, 2022, the Bankruptcy Court entered the order granting the relief requested in the Customer Programs Motion on an interim basis [D.I. 41].

• Debtor’s Motion for Entry of Interim and Final Orders (I) Authorizing the Debtor to Pay and Honor Certain (A) Prepetition Wages, Benefits, and Other Compensation Obligations; (B) Prepetition Employee Business Expenses; and (C) Workers’ Compensation Obligations; (II) Authorizing Banks to Honor and Process Checks and Transfers Related to Such Obligations; and (III) Granting Related Relief (the “Wages Motion”) [D.I. 10], seeking entry of an order (i) authorizing, but not directing, the Debtor, in accordance with its stated policies and in its discretion, to pay, honor, or otherwise satisfy certain of the Employee Obligations, including amounts and obligations related to the period prior to the Petition Date, and continue certain of its Employee Benefits in the ordinary course of business; (ii) continue the Workers’ Compensation Program and honor obligations related thereto, regardless of when accrued; and (iii) authorizing the Banks to honor and process related checks and electronic transfers. On December 14, 2022, the Bankruptcy Court entered the order granting the relief requested in the Wages Motion on an interim basis [D.I. 40].

B. Postpetition Sale Process

As stated above, the Debtor commenced the Chapter 11 Case to implement a value‑maximizing (or the series of sales) of all or substantially all of the Assets. On December 13, 2022, the Debtor Filed the Bidding Procedures Motion with the Bankruptcy Court. The Bidding Procedures Motion sought, inter alia, (i) approval of the Bidding Procedures in connection with the Sale and (ii) authorization to designate the Stalking Horse in accordance with Bidding Procedures, subject to a final order of the Bankruptcy Court. In connection with the Bidding Procedures Motion, on December 13, 2022, the Debtor also Filed the Motion to Shorten seeking entry of an order shortening the time for notice of the Debtor’s Bidding Procedures Motion. On December 14, 2022, the Bankruptcy Court entered the order granting the relief in the Motion to Shorten [D.I. 42]. On December 21, 2022, the Bankruptcy Court held a hearing on the Bidding Procedures Motion, and that same day, entered the Bidding Procedures Order [D.I. 59] approving such relief. Pursuant to the Bidding Procedures Order, on December 22, 2022, the Debtor Filed the Notice of Auction and Sale Hearing (the “Sale Notice”) [D.I. 61].

To capitalize on the opportunity to market the Assets without the burden of significant operating expenses and expand the buyer universe to parties that were not a strategic fit prepetition, the Debtor determined that it was necessary to consummate the Sale Process on an expeditious timeline. In connection therewith, the Debtor and its advisors continue to market the Assets on a postpetition basis in accordance with the Bankruptcy Court-approved Bidding Procedures. The Bidding Procedures contemplate the following key dates:

Date	Deadline/Event
December 21, 2022, at 10:00 a.m. (ET)	Bidding Procedures Hearing
December 29, 2022	Deadline for Debtor to file the Assumption and Assignment Notice and Cure Schedule
January 12, 2023, at 4:00 p.m. (ET)	Deadline to object to the Debtor’s proposed assumption and assignment of the Assumed Contracts and related Cure Costs
January 12, 2023, at 4:00 p.m. (ET)	Stalking Horse Supplement Deadline
January 20, 2023, at 4:00 p.m. (ET)	Deadline to object to the Sale[4] of the Assets
January 23, 2023, at 10:00 a.m. (ET)	Bid Deadline
January 24, 2023, at 4:00 p.m. (ET)	Deadline for Debtor to notify Potential Bidders of whether their Bids are Qualified Bids
January 25, 2023, starting at 10:00 a.m. (ET)	Auction (if necessary)
January 25, 2023, at 4:00 p.m. (ET)	Deadline to file and serve Notice of Successful Bidder
January 26, 2023, at 4:00 p.m. (ET)

Deadline to object to (i) conduct of the Auction, (ii) the proposed Sale to the Successful Bidder, and (iii) ability of the Successful Bidder to provide adequate assurance of future performance, or the proposed form of adequate assurance of future performance

January 27, 2023, at 10:00 a.m. (ET)	Sale Hearing
On or prior to February 3, 2023	Closing
TBD	Assumption/Assignment Hearing (if necessary)

Since the Petition Date, the Debtor and its investment banker Raymond James reached out to a total of 132 potential buyers; this list of potential purchasers include (i) 35 potential purchasers contacted as part of the prepetition Sale Process; (ii) five (5) financing parties contacted during the prepetition financing process as parties potentially interested in the acquisition of select Assets of the Debtor; and (iii) 92 new parties that may have interest in acquiring certain business segments or select Assets of the Debtor.

______________________________________________

4 This objection deadline applied to all objections to the Bidding Procedures Motion and the Sale of the Assets to a Successful Bidder, with the exception of objections related solely to conduct of the Auction, the identity of the Successful Bidder, and adequate assurance of future performance by the Successful Bidder.

As of the date of the Disclosure Statement, the Debtor has received inbound inquiries from 12 additional parties that are interested in learning more about the Sale Process and more than 30 parties have been responsive and are evaluating the opportunity to take part in the Debtor’s postpetition Sale Process and have not declined the opportunity. As part of the postpetition outreach process, each party contacted by Raymond James has received a copy of the Bidding Procedures Motion, marketing materials, the Debtor’s press release regarding the commencement of the Chapter 11 Case, and a form non-disclosure agreement. The Debtor and its advisors are coordinating diligence calls with all parties that have expressed interest and have provided information regarding the Debtor’s business and operations, including access to the Data Room, to all parties that have executed non-disclosure agreements.

As listed above, the Bid Deadline is January 23, 2023, at 10:00 a.m. (prevailing Eastern Time). To the extent the Debtor and its advisors secure a Stalking Horse Bid or other Qualified Bids, the Debtor’s rights are reserved to pursue such sale transactions(s), in accordance with its fiduciary duties and the Bidding Procedures. The Bidding Procedures enable the Debtor to expeditiously sell its Assets for the benefit of all stakeholders while simultaneously avoiding the value-destructive consequences of a protracted stay in chapter 11.

Pursuant to the Bidding Procedures Order, on December 29, 2022, the Debtor Filed the Notice of (I) Potential Assumption and Assignment of Executory Contracts and Unexpired Leases and (II) Cure Amounts (the “Assumption and Assignment Notice”) [Docket No. 79] providing notice of the potential assignment of assumption to the Successful Bidder of certain executory contracts and unexpired leases listed on Schedule A (collectively, the “Potentially Assigned Agreements”) to the Assumption and Assignment Notice and the cure amounts, if any, the Debtor believes it must pay to cure any prepetition defaults and satisfy all amounts accrued under the Potentially Assigned Agreements.

C. Rejection of Executory Contracts

On December 13, 2022, the Debtor Filed the Debtor’s First Omnibus Motion for Entry of an Order Authorizing Rejection of Certain Executory Contracts Effective as of the Petition Date [D.I. 24] (the “First Omnibus Rejection Motion”), which sought to reject certain contracts, including certain prepetition retention plans and participation notices and certain service and vendor agreements. On December 29, 2022, the Bankruptcy Court entered the order granting the relief requested in the First Omnibus Rejection Motion (the “First Omnibus Rejection Order”) [D.I. 78] and the contracts listed on Schedule 1 and Schedule 2 of the First Omnibus Rejection Order were thereby rejected as of the Petition Date.

D. Other Procedural and Administrative Motions

Subsequent to the Petition Date, the Debtor also Filed a number of customary motions and applications to retain professionals, further facilitate the smooth and efficient administration of the Chapter 11 Case, and reduce the administrative burdens associated herewith, including:

• Retention Applications. On December 23, 2022, the Debtor Filed a number of applications seeking to retain and employ certain professionals postpetition pursuant to section 327 and 328 of the Bankruptcy Code, including Cooley, as counsel [D.I. 67]; YCST, as co‑counsel [D.I. 62]; Raymond James, as investment banker [D.I. 64]; FTI, as financial advisor [D.I. 65]; SierraConstellation Partners, LLC, to provide a chief restructuring officer [D.I. 63]; and Stretto, Inc., as administrative advisor [D.I. 66].

• Interim Compensation Motion. On December 23, 2022, the Debtor Filed the Debtor’s Motion for Entry of an Order, Pursuant to Sections 105(a) and 331 of the Bankruptcy Code, Bankruptcy Rule 2016(a), and Local Rule 2016-2, Establishing Procedures for Interim Compensation and Reimbursement of Professionals [D.I. 68].

E. Appointment of Committee

On December 14, 2022, the U.S. Trustee Filed the Request by the United States Trustee to the Clerk of the Bankruptcy Court to Schedule a Section 341(a) Meeting in a Chapter 11 Case [D.I. 26]. On December 16, 2022, the U.S. Trustee Filed the Notice of Telephonic Section 341 Meeting [D.I. 46] scheduling the section 341 meeting on January 20, 2023, at 1:00 p.m. (prevailing Eastern Time).

On December 20, 2022, the U.S. Trustee appointed the Committee in the Chapter 11 Case [D.I. 57] and on December 22, 2022, the U.S. Trustee filed an amended notice of the appointment of the Committee [D.I. 60]. The Committee is currently composed of the following members: (1) Rand Technology, LLC, (2) Sanmina, Inc., (3) Triple Crown Consulting, LLC, (4) Spanidea Systems, LLC, and (5) Edward Brown. To the Debtor’s knowledge, the Committee has not retained counsel as of the date of the Disclosure Statement.

F. Schedules and Bar Dates

The Debtor anticipates filing the Debtor’s Schedules of Assets and Liabilities and Statements of Financial Affairs (collectively, the “Schedules”) on or before the deadline to file such Schedules on January 10, 2023.

On December 23, 2022, the Debtor Filed a motion requesting entry of an order (the “Bar Date Order”) establishing procedures and setting a deadline for the filing of proofs of Claims against the Debtor and approving the form and manner of notice thereof (the “Bar Date Motion”) [D.I. 69]. The Bar Dates (as defined below) are anticipated to be:

• 5:00 p.m. (prevailing Eastern Time) on the date that is 30 days after service of the Bar Date Notice, as the final date and time for each entity (including, without limitation, individuals, partnerships, corporations, joint ventures, and trusts), other than any governmental units, to file a proof of claim on account of a prepetition claim, including 503(b)(9) Claims (the “General Bar Date”);

• June 12, 2023, at 5:00 p.m. (prevailing Eastern Time), as the final date and time for each Governmental Units to file proofs of claims on account of a prepetition claims (the “Government Bar Date”);

• with respect to any scheduled Claim that is amended by the Debtor’s amendment of, or supplement to, the Schedules, the later of (a) General Bar Date and (b) 21 days after the date notice is given regarding any such amendment or supplement (the “Supplemental Bar Date”); and

• with respect to a Rejection Damages Claim (as defined in the Bar Date Order), the later of (a) General Bar Date (b) 30 days after entry of an order of the Bankruptcy Court approving such rejection (the “Rejection Damages Bar Date” and collectively with the General Bar Date, the Government Bar Date, and the Supplemental Bar Date, the “Bar Dates”).

The Bar Date Motion also provides that notice of the Bar Dates will be provided by mail and publication in accordance with the procedures outlined in the Bar Date Order.

IV. SUMMARY OF THE CHAPTER 11 PLAN

This section provides a summary of the structure and means for implementation of the Plan and the classification and treatment of Claims and Interests under the Plan, and is qualified in its entirety by reference to the Plan (as well as the exhibits thereto and definitions therein).

The statements contained in the Disclosure Statement do not purport to be precise or complete statements of all the terms and provisions of the Plan or documents referred to therein, and reference is made to the Plan and to such documents for the full and complete statement of such terms and provisions.

The Plan itself and the documents referred to therein control the actual treatment of Claims against and Interests in the Debtor under the Plan and will, upon the occurrence of the Effective Date, be binding upon all Holders of Claims against and Interests in the Debtor, the Estate, all parties receiving property under the Plan, and other parties in interest.

A. Purpose and Effect of the Plan

Chapter 11 is the chapter of the Bankruptcy Code primarily used for business reorganization. Under chapter 11, a debtor is authorized to reorganize its business for the benefit of its stakeholders. Chapter 11 also allows a debtor to formulate and consummate a plan of liquidation. A plan of liquidation sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of liquidation by a bankruptcy court makes the plan binding upon the debtor and any creditor of or interest holder in the debtor, whether or not such creditor or interest holder (a) is impaired under or has accepted the plan or (b) receives or retains any property under the plan.

The Plan provides for the distribution of the Sale proceeds to various Holders of Allowed Claims and Holders of Allowed Interests as contemplated under the Plan and for the wind-up the Debtor’s corporate affairs. The Plan also provides for the appointment of a Plan Administrator that will, among other things, administer and liquidate or otherwise resolve all Assets of the Debtor, including the Retained Causes of Action.

Under the Plan, Claims against, and Interests in, the Debtor are divided into Classes according to their relative priority and other criteria. If the Plan is confirmed by the Bankruptcy Court and consummated, the Allowed Claims and Interests of the various Classes will be treated in accordance with the provisions in the Plan for each such Class, and the Plan Administrator will make Distributions to Holders of Allowed Claims as provided in the Plan. A general description of the Classes of Claims and Interests created under the Plan, the treatment of those Classes under the Plan, and the property to be distributed under the Plan are described below.

B. Plan Administrator

1. Appointment; Duties

The Debtor, in consultation with the Committee, shall designate the Person who initially will serve as the Plan Administrator. The identity of the Plan Administrator shall be included in the Plan Supplement.

2. Plan Administrator Agreement

(a) Plan Administrator as a Fiduciary. The Plan Administrator shall be a fiduciary of each of the Estate and the Post‑Effective Date Debtor and shall be compensated and reimbursed for expenses as set forth in, and in accordance with, the Plan Administrator Agreement.

(b) Provisions of the Plan Administrator Agreement and Confirmation Order. The Plan Administrator Agreement and the Confirmation Order shall provide that: (i) the Plan Administrator shall have no duties until the occurrence of the Effective Date, and on and after the Effective Date, shall be a fiduciary of each of the Post-Effective Date Debtor and the Estate; and (ii) if the Plan is withdrawn or otherwise abandoned prior to the occurrence of the Effective Date, the Plan Administrator position shall thereafter be dissolved.

3. Powers and Duties

(a) General Powers and Duties. From and after the Effective Date, pursuant to the terms and provisions of the Plan and the Plan Administrator Agreement, the Plan Administrator shall be empowered and directed to: (i) take all steps and execute all instruments and documents necessary to make Distributions to Holders of Allowed Claims and Interests and to perform the duties assigned to the Plan Administrator under the Plan or the Plan Administrator Agreement; (ii) comply with the Plan and the obligations hereunder; (iii) employ, retain or replace professionals to represent him or her with respect to his or her responsibilities; (iv) object to Claims as provided in the Plan, and prosecute such objections; (v) compromise and settle any issue or dispute regarding the amount, validity, priority, treatment or allowance of any Claim or Interest; (vi) establish, replenish or release any reserves as provided in the Plan, as applicable; (vii) exercise such other powers as may be vested in the Plan Administrator pursuant to the Plan, the Plan Administrator Agreement or any other order of the Bankruptcy Court, including the Confirmation Order, or otherwise act on behalf of and for the Debtor and the Post-Effective Date Debtor from and after the Effective Date; (viii) file applicable tax returns for the Debtor; (ix) liquidate any of the Assets; and (x) prosecute, compromise, resolve or withdraw any of the Retained Causes of Action. The Plan Administrator may, without the need for further Bankruptcy Court approval, retain legal counsel and financial advisors to advise him or her in the performance of his or her duties, which counsel and advisors may be counsel and advisors for the Debtor and the Committee.

(b) Distributions. Pursuant to the terms and provisions of the Plan and the Plan Administrator Agreement, the Plan Administrator shall make the required Distributions specified under the Plan and in accordance with the Plan.

4. Compensation of the Plan Administrator

The Plan Administrator’s compensation, on a Post-Effective Date basis, shall be as described in the Plan Supplement.

5. Indemnification of the Plan Administrator and Related Parties

The Debtor and the Post-Effective Date Debtor shall indemnify and hold harmless: (i) the Plan Administrator (solely in his or her capacity as such) and (ii) the Plan Administrator Professionals (collectively, the “Indemnified Parties”), with respect to any and all liabilities, losses, damages, claims, costs and expenses arising out of or due to their post-Effective Date actions or omissions, or consequences of such actions or omissions, taken in connection with the Plan, the Plan Administrator Agreement and the Confirmation Order, other than acts or omissions, or consequences of such post-Effective Date actions or omissions, resulting from such Indemnified Party’s bad faith, willful misconduct (including, without limitation, actual fraud) or gross negligence. To the extent that an Indemnified Party asserts a claim for indemnification as provided above, (i) any payment on account of such claim shall be paid solely from the Estate and (ii) the legal fees and related costs incurred by counsel to the Plan Administrator in monitoring and participating in the defense of such claims giving rise to the asserted right of indemnification shall be advanced to such Indemnified Party (and such Indemnified Party undertakes to repay such amounts if it ultimately shall be determined that such Indemnified Party is not entitled to be indemnified therefore) out of the Estate or any insurance. The indemnification provisions of the Plan Administrator Agreement shall remain available to and be binding upon any former Plan Administrator or the estate of any decedent of the Plan Administrator and shall survive the termination of the Plan Administrator Agreement.

6. Insurance

The Plan Administrator shall be authorized to obtain and pay for, out of the funds of the Estate, all reasonably necessary insurance coverage for himself or herself, his or her agents, representatives, employees or independent contractors and the Debtor, including, but not limited to, coverage with respect to: (i) any property that is or may in the future become the property of the Debtor or the Estate; and (ii) the liabilities, duties and obligations of the Plan Administrator and his or her agents, representatives, employees or independent contractors under the Plan Administrator Agreement, the latter of which insurance coverage may remain in effect for a reasonable period of time as determined by the Plan Administrator after the termination of the Plan Administrator Agreement.

7. Preservation of Retained Causes of Action

Except as expressly set forth in the Plan or the Confirmation Order, the Post-Effective Date Debtor shall retain all Retained Causes of Action and nothing contained in the Plan or the Confirmation Order shall be deemed to be a release, waiver or relinquishment of any such Retained Causes of Action. The Post-Effective Date Debtor or the Plan Administrator, as applicable, shall retain, reserve, and be entitled to assert all such Retained Causes of Action as fully as if the Chapter 11 Case had not been commenced, and all of the Post-Effective Date Debtor’s legal and equitable rights respecting any Claim that are not specifically waived or relinquished by the Plan, the Confirmation Order, or any Final Order (including settlement or other agreements authorized thereby) may be asserted after the Effective Date to the same extent as if the Chapter 11 Case had not been commenced.

8. Funding of Reserves

(a) Professional Fee Reserve. On or prior to the Effective Date, the Plan Administrator shall establish the Professional Fee Reserve as set forth in Section 11.2 of the Plan.

(b) Other Reserves. The Plan Administrator shall use Cash to establish and administer any other necessary reserves that may be required to effectuate the Plan and the Distributions to Holders of Allowed Claims and Interests hereunder or the Plan Administrator Agreement.

C. Estimated Recoveries for Holders of General Unsecured Claims, Subordinated Claims, and Interests

The Debtor estimates that Holders of Allowed General Unsecured Claims in this Chapter 11 Case should recover approximately [●] – [●]% of the total amount of its Allowed General Unsecured Claims. The Debtor has calculated this projected recovery for Holders of General Unsecured Claims by taking into account, among other variables: (a) the total estimated amount of Allowed General Unsecured Claims; and (b) the total estimated amount of Cash available for Distributions to Holders of Allowed General Unsecured Claims. This estimate does not account for potential additional recoveries based on Retained Causes of Action and other Assets. Actual recoveries may differ from these projected recoveries as a result of, among other reasons: (a) actual recoveries with respect to the Retained Causes of Action; (b) an increase in the total amount of Allowed Administrative or Priority Non-Tax Claims from current estimates; and (c) the total amount of Allowed General Unsecured Claims differing significantly from the current estimated amounts, including increases or reductions based on the rejection of executory contracts and unexpired leases of the Debtor. The Debtor estimates that the number of Allowed General Unsecured Claims is approximately $[●] - $[●] million.

The Debtor estimates that Holders of Allowed Subordinated Claims and Allowed Interests in the Chapter 11 Case should recover, respectively, approximately [●] – [●]% of the total amount of its Allowed Subordinated Claims and Allowed Interests. The Debtor has calculated this projected recovery for Holders of Subordinated Claims and Interests by taking into account, among other variables: (a) the total estimated amount of Allowed Subordinated Claims and Allowed Interests; and (b) the total estimated amount of Cash available for Distributions to Holders of Allowed Subordinated Claims and Allowed Interests upon 100% recovery for Holders of Allowed

General Unsecured Claims (including all accrued but unpaid postpetition interest) and satisfaction of all wind-down costs of the Chapter 11 Case. This estimate does not account for potential additional recoveries based on Retained Causes of Action and other Assets. Actual recoveries may differ from these projected recoveries as a result of, among other reasons: (a) actual recoveries with respect to the Retained Causes of Action; (b) an increase in the total amount of Allowed Administrative or Priority Non-Tax Claims from current estimates; and (c) the total amount of Allowed Subordinated Claims and Allowed Interests differing significantly from the current estimated amounts, including increases or reductions based on the rejection of executory contracts and unexpired leases of the Debtor. The Debtor estimates that the number of Allowed Subordinated Claims and Allowed Interests, respectively, is approximately $[●] - $[●] million.

After the Effective Date, the Plan Administrator may obtain additional Cash from (a) recoveries with respect to the Retained Causes of Action, and (b) any other potential recoveries with respect to the Debtor’s other Assets. As of [____], 2023, the Debtor’s Cash on hand in the aggregate is approximately $[●] million[, which includes $[●] million in restricted cash]. However, the Cash has been or will be reduced by, among other things, (a) costs associated with administrating the Debtor’s Estate; (b) the Plan Administrator Professional Fees; (c) any other wind-down fees, costs and expenses of the Debtor; and (d) Claims required to be paid by the Estate pursuant to the Plan with priority over Allowed General Unsecured Claims, Allowed Subordinated Claims, and Allowed Interests. After considering all of these variables and others, the Debtor estimates Cash available for Distributions for Allowed General Unsecured Claims, Allowed Subordinated Claims, and Allowed Interests of approximately $[●] million. This does not take into account any potential recoveries with respect to the Retained Causes of Action that the Plan Administrator may pursue.

D. Treatment of Unclassified Claims

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims and Priority Tax Claims have not been classified and the respective treatment of such unclassified Claims is set forth in Section 3.1 of the Plan.

1. Administrative Claims

Except as otherwise provided for in the Plan, the Confirmation Order, or separate order of the Bankruptcy Court, on, or as soon as reasonably practicable after, the later of (i) the Effective Date and (ii) 30 days following the date on which an Administrative Claim becomes an Allowed Administrative Claim, the Holder of such Allowed Administrative Claim shall receive from the Post-Effective Date Debtor, in full satisfaction of such Allowed Administrative Claim, (a) Cash equal to the unpaid portion of the Face Amount of such Allowed Administrative Claim or (b) such other less favorable treatment as to which such Holder and the Post-Effective Date Debtor shall have agreed upon in writing.

2. Professional Fee Claims

Professional Fee Claims shall be paid by the Post-Effective Date Debtor as set forth in Section 11.2 of the Plan.

3. Priority Tax Claims

In full satisfaction of such Claims, Holders of Allowed Priority Tax Claims shall be paid by the Post-Effective Date Debtor, at the Post-Effective Date Debtor’s discretion, as follows: (a) Cash equal to the unpaid portion of the Face Amount of such Allowed Priority Tax Claim on the later of the Effective Date or 30 days following the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim; (b) in regular installment payments in Cash over a period not exceeding five (5) years after the Petition Date, plus interest on the unpaid portion thereof at the rate determined under applicable non-bankruptcy law as of the calendar month in which the Confirmation Date occurs; and (c) such other treatment as to which the Holder of an Allowed Priority Tax Claim and the Post-Effective Date Debtor shall have agreed upon in writing.

E. Classification and Treatment of Claims and Interests

Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims and Interests. A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class, and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim is also placed in a particular Class for the purpose of receiving Distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, withdrawn or otherwise settled prior to the Effective Date.

1. Class 1: Secured Claims

On, or as soon as reasonably practicable after, the later of (i) the Effective Date and (ii) thirty (30) days following the date on which a Secured Claim becomes an Allowed Secured Claim, the Holder of such Allowed Secured Claim shall receive from the Post-Effective Date Debtor, at the discretion of the Post-Effective Date Debtor, in full satisfaction of such Allowed Secured Claim, (i) Cash equal to the value of such Claim; (ii) the return of the Holder’s Collateral securing such Claim; (iii) such Claim reinstated pursuant to sections 1124(1) or 1124(2) of the Bankruptcy Code; or (iv) such other less favorable treatment as to which such Holder and the Post-Effective Date Debtor shall have agreed upon in writing. Class 1 is Unimpaired, and therefore Holders of Secured Claims are conclusively presumed to have accepted the Plan.

2. Class 2: Priority Non-Tax Claims

On, or as soon as reasonably practicable after, the later of (i) the Effective Date and (ii) 30 days following the date on which a Priority Non-Tax Claim becomes an Allowed Priority Non‑Tax Claim, the Holder of such Allowed Priority Non-Tax Claim shall receive from the Post-Effective Date Debtor, in full satisfaction of such Allowed Priority Non-Tax Claim, either (i) Cash equal to the unpaid portion of the Face Amount of such Allowed Priority Non-Tax Claim; or (ii) such other less favorable treatment as to which such Holder and the Post-Effective Date Debtor shall have agreed upon in writing. Class 2 is Unimpaired, and therefore Holders of Priority Non-Tax Claims are conclusively presumed to have accepted the Plan.

3. Class 3: General Unsecured Claims

On, or as soon as reasonably practicable after, the Effective Date, the Holder of an Allowed General Unsecured Claim shall receive from the Post-Effective Date Debtor, in full satisfaction of such Allowed General Unsecured Claim, (i) its Pro Rata share of the General Unsecured Claim Distribution, or (ii) such other less favorable treatment as to which such Holder and the Post‑Effective Date Debtor shall have agreed upon in writing. Class 3 is Impaired, and therefore Holders of General Unsecured Claims are entitled to vote on the Plan.

4. Class 4: Subordinated Claims

On, or as soon as reasonably practicable after, the Effective Date, each Holder of an Allowed Subordinated Claim shall be entitled to receive from the Post-Effective Date Debtor, in full satisfaction of such Allowed Subordinated Claim, (i) its Pro Rata share of the Subordinated Claims Distribution, which shall be pari passu with the Interests Distribution, or (ii) such other less favorable treatment as to which such Holder and the Post-Effective Date Debtor shall have agreed upon in writing; provided, however, that if there is no Distribution to Holders of Allowed Subordinated Claims, Holders of Allowed Subordinated Claims shall not be entitled to, and shall not receive or retain any property or interest in property under, the Plan on account of such Subordinated Claims. Class 4 is Impaired, and therefore Holders of Subordinated Claims are entitled to vote on the Plan; provided, however, if there is no Distribution to Class 4, Class 4 is deemed to have rejected the Plan, and therefore Holders of Subordinated Claims are not entitled to vote on the Plan.

5. Class 5: Interests

As of the Effective Date, all Interests of any kind shall be deemed cancelled, and the Holders thereof shall receive, on, or as soon as reasonably practicable after, the Effective Date, from the Post-Effective Date Debtor, in full satisfaction of such Interests (i) its Pro Rata share of the Interests Distribution, or (ii) such other less favorable treatment as to which such Holder and the Post‑Effective Date Debtor shall have agreed upon in writing; provided, however, that if Holders of Allowed General Unsecured Claims receive less than 100% recovery (including all accrued but unpaid postpetition interest) or all wind‑down costs of the Chapter 11 Case are not satisfied, all Interests of any kind shall be deemed cancelled, and the Holders of Allowed Interests shall not receive or retain any property, interest in property or consideration under the Plan on account of such Interests. Class 5 is Impaired, and therefore Holders of Interests are entitled to vote on the Plan; provided, however, if there is no Distribution to Class 5, Class 5 is deemed to have rejected the Plan, and therefore Holders of Interests are not entitled to vote on the Plan.

6. Special Provisions Regarding Insurance

Notwithstanding anything to the contrary in the Disclosure Statement, the Plan, the Plan Supplement, the Confirmation Order, any bar date notice or claim objection, any other document related to any of the foregoing, or any other order of the Bankruptcy Court (including, without limitation, any other provision that purports to be preemptory or supervening, grants an injunction, discharge or release, confers Bankruptcy Court jurisdiction, or requires a party to opt out of any releases):

(a) subject to Section 3.5(e) of the Plan, on the Effective Date, the Insurance Contracts shall vest, unaltered and in their entirety with the Post-Effective Date Debtor, and all debts, obligations, and liabilities of the Debtor (and, after the Effective Date, of the Post-Effective Date Debtor) thereunder, whether arising before or after the Effective Date, shall survive and shall not be amended, modified, waived, released, discharged or impaired in any respect, all such debts, obligations, and liabilities of the Debtor (and, after the Effective Date, of the Post-Effective Date Debtor) shall be satisfied by the Post-Effective Date Debtor in the ordinary course of business, and the Insurers shall not need to or be required to file or serve any objection to a proposed cure amount or a request, application, Claim, proof or motion for payment or allowance of any Claim or Administrative Claim and shall not be subject to any bar date or similar deadline governing cure amounts, proofs of Claims or Administrative Claims;

(b) for the avoidance of doubt, subject to the automatic stay under section 362 of the Bankruptcy Code and the injunction under Section 11.10 of the Plan, if there is available insurance, any party with rights against or under the applicable Insurance Contract, including, without limitation, the Estate, the Post-Effective Date Debtor and Holders of Insured Claims, may pursue such rights, and the Post-Effective Date Debtor may, but shall not be required to, move to limit an Insured Claim to the Face Amount of such Insured Claim less the total coverage available with respect to that Insured Claim under the Insurance Contracts; provided, however, that doing so in no way obligates an Insurer to pay any portion of the Insured Claim or otherwise alters an Insurer’s coverage defenses; provided further, however, that, subject to Section 3.5(e) of the Plan, nothing alters or modifies the duty, if any, that Insurers have to pay Insured Claims covered by the Insurance Contracts and the Insurers’ right to seek payment or reimbursement from the Debtor (or after the Effective Date, the Post-Effective Date Debtor); provided finally, however, the automatic stay of Bankruptcy Code section 362(a) and the injunctions set forth in Article XI of the Plan, if and to the extent applicable, shall be deemed lifted without further order of the Bankruptcy Court, solely to permit: (I) all current and former employees of the Debtor to proceed with any valid workers compensation claims they might have in the appropriate judicial or administrative forum; (II) direct action claims against an Insurer under applicable non-bankruptcy law to proceed with their claims; (III) the Insurers to administer, handle, defend, settle, and/or pay, in the ordinary course of business and without further order of the Bankruptcy Court, (A) any valid workers compensation claims, (B) claims where a claimant asserts a direct claim against any Insurer under applicable non-bankruptcy law, or an order has been entered by the Bankruptcy Court granting a claimant relief from the automatic stay to proceed with its Insured Claim, and (C) all costs in relation to each of the foregoing; and (IV) the Insurers to cancel any Insurance Contracts, to the extent permissible under applicable non-bankruptcy and bankruptcy law, and in accordance with the terms of the Insurance Contracts (other than on the basis of any outstanding pre-petition claims against the Debtor, the Estate or the Post-Effective Date Debtor arising from or related to such Insurance Contracts);

(c) nothing in Section 3.5 of the Plan shall constitute a waiver of any causes of action the Debtor, its Estate or the Post-Effective Date Debtor may hold against any Entity, including any Insurers. Nothing in Section 3.5 of the Plan is intended to, shall or shall be deemed to preclude any Holder of an Allowed Insured Claim from seeking and/or obtaining a recovery from any Insurer in addition to (but not in duplication of) any Distribution such Holder may receive under the Plan; provided, however, that the Debtor, the Estate, and the Post-Effective Date Debtor do not waive, and expressly reserve their rights to assert that the proceeds of the Insurance Contracts are an Asset and property of the Estate to which they are entitled to the extent that the Debtor is entitled to assert first-party claims pursuant to the terms and conditions of the applicable Insurance Contract;

(d) subject to Section 3.5(e) of the Plan, nothing shall modify the scope of, or alter in any other way, the rights and obligations of the Insurers, the Debtor (or, after the Effective Date, the Post-Effective Date Debtor), or any other individual or entity, as applicable, under the Insurance Contracts, and all such rights and obligations shall be determined under the Insurance Contracts and applicable non-bankruptcy law as if the Chapter 11 Case had not occurred, and, for the avoidance of doubt, the Insurers shall retain any and all rights, claims and defenses to liability and/or coverage that they have under the Insurance Contracts, including the right to contest and/or litigate with any party, including the Debtor and the Post-Effective Date Debtor, the existence, primacy and/or scope of liability and/or available coverage under any alleged applicable Insurance Contract; and

(e) any payment, reimbursement or other financial or monetary obligations of the Debtor, the Estate or the Post-Effective Date Debtor owing to the Insurers under the Insurance Contracts, including, but not limited to, reimbursement for payments within a deductible, shall be satisfied solely from existing collateral and/or security, if any, held by the Insurers in the ordinary course and pursuant to the terms of the Insurance Contracts, and to the extent that any such collateral and/or security is insufficient to satisfy any such obligations, the Insurers shall have no recourse to the Debtor, its Estate or the Post-Effective Date Debtor, and hereby waive any and all claims against, and rights to a Distribution from, the Debtor, the Estate and the Post-Effective Date Debtor; provided, however, that nothing in Section 3.5(e) of the Plan shall modify the scope of, or alter in any other way, (i) the rights of the Insurers to assert any setoff and recoupment rights in any proof of claim submitted in accordance with the Bar Date Order, (ii) the rights of any subrogee of an Insurer to assert a claim in accordance with the Bar Date Order, or (iii) the rights and defenses of the Debtor, the Estate, and the Post-Effective Date Debtor with respect to any proofs of claims asserted by the Insurers or a subrogee of an Insurer.

7. Provision Governing Allowance and Defenses to Claims

On and after the Effective Date, the Post-Effective Date Debtor shall have all of the Debtor’s and the Estate’s rights under section 558 of the Bankruptcy Code. Nothing under the Plan shall affect the rights and defenses of the Debtor, the Estate and the Post-Effective Date Debtor in respect of any Claim not Allowed by Final Order, including all rights in respect of legal and equitable objections, defenses, setoffs or recoupment against such Claims. The Post-Effective Date Debtor may, but shall not be required to, setoff against any Claim (for purposes of determining the Allowed amount of such Claim on which Distribution shall be made) any claims of any nature whatsoever that the Estate or the Post-Effective Date Debtor may have against the Claim Holder, including, without limitation, Avoidance Actions, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Post-Effective Date Debtor of any such Claim it may have against such Claim Holder. The Post-Effective Date Debtor may (i) designate any Claim as Allowed at any time from and after the Effective Date and (ii) may designate any Claim as a Disputed Claim and not Allowed at any time from and after the Effective Date until the Claim Objection Deadline.

F. Acceptance or Rejection of the Plan

1. Impaired Class of Claims Entitled to Vote

Only the votes of Holders of Allowed Claims in Classes 3 and 4 and Holders of Allowed Interests in Class 5 shall be solicited with respect to the Plan; provided, however, if there is no Distribution to Holders of Allowed Subordinated Claims and Holders of Allowed Interests, Holders of Claims in Class 4 and Holders of Interests in Class 5, respectively, will not receive or retain any property under the Plan on account of such Claims or Interests, as applicable, and, therefore, Holders of such Claims and Interests are deemed to reject the Plan and not entitled to vote on the Plan.

2. Acceptance by an Impaired Class

In accordance with section 1126(c) of the Bankruptcy Code, and except as provided in section 1126(e) of the Bankruptcy Code, Classes 3, 4, and 5 shall have accepted the Plan if the Plan is accepted by the Holders of at least two-thirds (⅔) in dollar amount and more than one‑half (½) in number of such Claims or Interests allowed for purposes of Plan voting pursuant to the Disclosure Statement Order that have timely and properly voted to accept or reject the Plan.

3. Presumed Acceptances by Unimpaired Classes

Class 1 and Class 2 are Unimpaired under the Plan. Under section 1126(f) of the Bankruptcy Code, the Holders of Claims in such Unimpaired Classes are conclusively presumed to have accepted the Plan, and, therefore, the votes of the Holders of such Claims shall not be solicited.

4. Impaired Classes Deemed to Reject Plan

If there is no Distribution to Holders of Allowed Subordinated Claims and Holders of Allowed Interests, Holders of Subordinated Claims and Interests in Class 4 and Class 5 are not entitled to receive or retain any property or interests in property under the Plan. Under section 1126(g) of the Bankruptcy Code, such Holders are deemed to have rejected the Plan, and, therefore, the votes of such Holders shall not be solicited.

5. Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

If at least one Impaired Class is deemed to have rejected the Plan, the Debtor will request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtor reserves the right to alter, amend, modify, revoke or withdraw the Plan, the Plan Supplement or any schedule or exhibit, including to amend or modify it to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

6. Elimination of Vacant Classes

Any Class of Claims or Interests that does not contain, as of the date of the commencement of the Confirmation Hearing, a Holder of a Claim or a Holder of an Interest allowed for purposes of Plan voting pursuant to the Disclosure Statement Order shall be deemed eliminated from the

Plan for purposes of determining acceptance of the Plan by such Class under section 1129(a)(8) of the Bankruptcy Code.

G. Implementation of the Plan

1. Implementation of the Plan

The Plan will be implemented by, among other things, the appointment of the Plan Administrator and the making of Distributions from the Assets, including, without limitation, all Cash and the proceeds, if any, from the Retained Causes of Action, by the Post-Effective Date Debtor in accordance with the Plan and the Plan Administrator Agreement.

Except as otherwise provided in the Plan, on and after the Effective Date, all Assets of the Estate, including all claims, rights, Retained Causes of Action and any property acquired by the Debtor under or in connection with the Plan, shall vest in the Post-Effective Date Debtor, free and clear of all Claims, Liens, charges, other encumbrances and Interests.

2. The Debtor’s Post-Effective Date Corporate Affairs

(a) Debtor’s Officers, Directors, and Managers

On the Effective Date, the Debtor’s officers, directors, and managers shall be terminated automatically without the need for any corporate action or approval and without the need for any corporate filings, and shall have no continuing obligations to the Debtor following the occurrence of the Effective Date.

(b) Dissolution and Cancellation of the Debtor

On the Effective Date, the Plan Administrator shall be the sole officer and director of the Post‑Effective Date Debtor and appointed to manage the Post-Effective Date Debtor, in accordance with the Plan and the Plan Administrator Agreement. Following the implementation of the Plan, the administration and Distribution of the Assets in accordance with the terms of the Plan, and the winding down of the Post-Effective Date Debtor’s affairs, without the need for any further order or action of the Bankruptcy Court, the Post-Effective Date Debtor will be dissolved, and its affairs will be wound up in accordance with Delaware law. The Plan Administrator is authorized to take all actions reasonably necessary to dissolve the Post-Effective Date Debtor, and neither the Plan Administrator nor the Post-Effective Date Debtor shall be required to pay any taxes or fees in order to cause such dissolution and termination of the Post-Effective Date Debtor’s existence.

H. Executory Contracts and Unexpired Leases

1. Executory Contracts and Unexpired Leases

Subject to the occurrence of the Effective Date, all executory contracts and unexpired leases of the Debtor that have not been assumed, assumed and assigned, or rejected, prior to the Effective Date, or are not subject to a motion to assume or reject Filed before the Effective Date, shall be deemed rejected pursuant to the Confirmation Order, as of the Effective Date, other than the Insurance Contracts. For the avoidance of doubt, any post-petition consulting or transition services agreements shall not be deemed rejected as of the Effective Date. Any Creditor asserting a Rejection Claim shall File a proof of claim with the Debtor’s claims and noticing agent, Stretto, Inc. (“Stretto”) (i) electronically, through the online proof of claim Form available at https://Cases.Stretto.com/Quanergy/File-A-Claim/ or (ii) by First-Class Mail, Hand Delivery or Overnight Mail at the applicable address below, within 30 days of the Effective Date, and shall also serve such proof of claim upon the Plan Administrator.

If by First-Class Mail:

Quanergy Systems Ballot Claims Processing

c/o Stretto

410 Exchange, Suite 100

Irvine, CA 92602

If by Hand Delivery or Overnight Mail:

Quanergy Systems Ballot Claims Processing

c/o Stretto

410 Exchange, Suite 100

Irvine, CA 92602

2. Rejection Claims

Any Rejection Claims arising from the Plan that are not timely Filed pursuant to Section 6.1 of the Plan shall be forever disallowed and barred. If one or more Rejection Claims are timely Filed pursuant to Section 6.1 of the Plan, the Post-Effective Date Debtor may File an objection to any Rejection Claim on or prior to the Claim Objection Deadline.

I. Provisions Governing Distributions

1. Interest on Claims

Except to the extent provided in section 506(b) of the Bankruptcy Code, the Plan or the Confirmation Order, post-petition interest, penalties or fees shall not accrue or be paid on Allowed Claims, and no Holder of an Allowed Claim shall be entitled to interest accruing on any Allowed Claim from and after the Petition Date.

2. Distributions by Post-Effective Date Debtor

The Plan Administrator or its designee, on behalf of the Post-Effective Date Debtor, shall serve as the disbursing agent under the Plan with respect to Distributions to Holders of Allowed Claims and Interests (provided that the Post-Effective Date Debtor may hire professionals or consultants to assist with making Distributions). The Post-Effective Date Debtor shall make all Distributions required to be made to such Holders of Allowed Claims and Interests pursuant to the Plan, the Confirmation Order and the Plan Administrator Agreement. The Post-Effective Date Debtor shall not be required to give any bond or surety or other security for the performance of the Plan Administrator’s duties as disbursing agent unless otherwise ordered by the Bankruptcy Court.

3. Distributions for Claims and Interests Allowed as of the Effective Date

Except as otherwise provided in the Plan or as ordered by the Bankruptcy Court, all Distributions to be made on account of Claims and Interests that are Allowed Claims and Interests that are Allowed as of the Effective Date shall be made on the initial Distribution date by the Post-Effective Date Debtor. Distributions on account of Claims and Interests that first become Allowed Claims and Interests after the Effective Date shall be made pursuant to the terms and conditions of the Plan and the Plan Administrator Agreement. No Distribution shall be made on account of, without limitation, any Allowed Claim or portion thereof that (i) has been satisfied after the Petition Date; (ii) is listed in the Schedules as contingent, unliquidated, disputed or in a zero amount, and for which a proof of claim has not been timely filed; or (iii) is evidenced by a proof of claim that has been amended by a subsequently filed proof of claim.

4. Means of Cash Payment

(a) Cash payments under the Plan shall be made, at the option, and in the sole discretion, of the Post-Effective Date Debtor, by wire, check or such other method as the Post-Effective Date Debtor deems appropriate under the circumstances. Cash payments to foreign creditors may be made, at the option, and in the sole discretion, of the Post-Effective Date Debtor, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. Cash payments made pursuant to the Plan in the form of checks issued by the Post-Effective Date Debtor shall be null and void if not cashed within 90 days of the date of the issuance thereof. Requests for reissuance of any check within 90 days of the date of the issuance thereof shall be made directly to the Post-Effective Date Debtor.

(b) For purposes of effectuating Distributions under the Plan, any Claim denominated in foreign currency shall be converted to U.S. Dollars pursuant to the applicable published exchange rate in effect on the Petition Date.

5. Fractional Distributions

Notwithstanding anything in the Plan to the contrary, no payment of fractional cents shall be made pursuant to the Plan. Whenever any payment of a fraction of a cent under the Plan would otherwise be required, the actual Distribution made shall reflect a rounding of such fraction to the nearest whole penny (up or down), with half cents or more being rounded up and fractions less than half of a cent being rounded down.

6. De Minimis Distributions

Notwithstanding anything to the contrary contained in the Plan, the Post-Effective Date Debtor shall not be required to distribute, and shall not distribute, Cash or other property to the Holder of any Allowed Claim or Interest if the amount of Cash or other property to be distributed on account of such Claim or Interest is less than $100. Any Holder of an Allowed Claim or Interest on account of which the amount of Cash or other property to be distributed is less than $100 shall be forever barred from asserting such Claim or Interest against the Estate.

7. Delivery of Distributions

All Distributions to Holders of Allowed Claims and Interests shall be made at the address of such Holder as set forth in the claims register maintained in the Chapter 11 Case (subject to, after the Effective Date, a change of address notification provided by a Holder in writing in a manner reasonably acceptable to the Post-Effective Date Debtor) or, in the absence of a filed-proof of claim, the Schedules. If a Distribution is returned as undeliverable, the Post-Effective Date Debtor shall have no affirmative obligation to locate such current address. If the Post-Effective Date Debtor cannot determine, or is not notified in writing of, a Holder’s then-current address within 90 days after the Effective Date or does not receive a request for reissuance of any check within 90 days of the date of the issuance, the Distribution reserved for such Holder shall be deemed an unclaimed Distribution. The responsibility to provide the Post-Effective Date Debtor a current address of a Holder of Claims or Interests shall always be the responsibility of such Holder. Except as set forth above, nothing contained in the Plan shall require the Post-Effective Date Debtor to attempt to locate any Holder of an Allowed Claim or Interest. Amounts in respect of undeliverable Distributions made by the Post-Effective Date Debtor shall be held in trust on behalf of the Holder of the Allowed Claim or Interest to which they are payable by the Post-Effective Date Debtor until the earlier of the date that such undeliverable Distributions are claimed by such Holder and 90 days after the date the undeliverable Distributions were made. The Post‑Effective Date Debtor is entitled to, but shall have no obligation to, recognize the sale or transfer of any Claim that occurs after the Confirmation Date.

8. Withholding, Payment and Reporting Requirements with Respect to Distributions

All Distributions under the Plan shall, to the extent applicable, comply with all tax withholding, payment and reporting requirements imposed by any federal, state, provincial, local or foreign taxing authority, and all Distributions shall be subject to any such withholding, payment and reporting requirements. The Post-Effective Date Debtor shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding, payment and reporting requirements. The Post-Effective Date Debtor may require, in the Post-Effective Date Debtor’s sole and absolute discretion and as a condition to the receipt of any Distribution, that the Holder of an Allowed Claim or Interest complete and return to the Post-Effective Date Debtor the appropriate Form W-8 or Form W-9, as applicable, to each Holder. Notwithstanding any other provision of the Plan, (a) each Holder of an Allowed Claim or Interest that is to receive a Distribution pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such Distribution, and including, in the case of any Holder of a Disputed Claim that has become an Allowed Claim or Interest, any tax obligation that would be imposed upon the Estate in connection with such Distribution; and (b) no Distribution shall be made to or on behalf of such Holder pursuant to the Plan unless and until such Holder has made arrangements reasonably satisfactory to the Post-Effective Date Debtor for the payment and satisfaction of such withholding tax obligations or such tax obligation that would be imposed upon the Estate in connection with such Distribution.

9. Setoffs

The Post-Effective Date Debtor may, but shall not be required to, set off against any Claim or Interest, any payments, Retained Causes of Actions, or other Distributions to be made by the Post-Effective Date Debtor pursuant to the Plan in respect of such Claim or Interest, and any claims of any nature whatsoever that the Debtor or the Estate may have against the Holder of such Claim or Interest; provided, however, that neither the failure to do so nor the allowance of any Claim or Interest hereunder shall constitute a waiver or release by the Debtor, the Estate or the Post‑Effective Date Debtor of any such claim that it may have against such Holder, provided further, that if the Post-Effective Date Debtor sets off any Avoidance Action or Retained Cause of Action against the recovery to any Holder of a Claim or Interest pursuant to Section 7.9 of the Plan, the Post-Effective Date Debtor shall not be deemed to have impaired, estopped, waived, or released any rights to prosecute the same such Avoidance Action or Retained Cause of Action against any other Person or Entity.

10. No Distribution in Excess of Allowed Amounts

Notwithstanding anything to the contrary in the Plan, no Holder of an Allowed Claim or Interest shall receive in respect of such Claim or Interest any Distribution of a value as of the Effective Date in excess of the Allowed amount of such Claim or Interest.

11. Allocation of Distributions

All Distributions received under the Plan by Holders of Claims or Interests shall be deemed to be allocated first to the principal amount of such Claim or Interest as determined for United States federal income tax purposes and then to accrued interest, if any, with respect to such Claim or Interest.

12. Forfeiture of Distributions

If the Holder of an Allowed Claim or Interest fails to cash a check payable to it within the time period set forth in Section 7.4(a) of the Plan, fails to claim an undeliverable Distribution within the time limit set forth in Section 7.7 of the Plan, or fails to complete and return to the Post-Effective Date Debtor the appropriate Form W-8 or Form W-9 within 120 days of the written request by the Post-Effective Date Debtor for the completion and return to it of the appropriate form pursuant to Section 7.8 of the Plan, then such Holder shall be deemed to have forfeited its right to any Distributions from the Estate (or the proceeds thereof) and the Post-Effective Date Debtor. The forfeited Distributions shall become unrestricted Assets, and shall be redistributed to Holders of Allowed Claims and Interests in accordance with the terms of the Plan after reserving as necessary for payment of expenses of the Plan Administrator and otherwise in compliance with the Plan and the Plan Administrator Agreement. In the event the Post-Effective Date Debtor determines, in the Post-Effective Date Debtor’s sole discretion, that any such amounts are too small in total to economically redistribute to the Holders of Allowed Claims and Interests, the Post-Effective Date Debtor may instead donate such amounts to a charitable organization(s), free of any restrictions thereon, notwithstanding any federal or state escheat laws to the contrary.

J. Procedures for Resolving Disputed, Contingent and Unliquidated Claims and Distributions with Respect Thereto

1. Claims Administration Responsibility

Except as otherwise specifically provided in the Plan and the Plan Administrator Agreement, after the Effective Date, the Post-Effective Date Debtor shall have the authority (a) to file, withdraw or litigate to judgment objections to Claims; (b) to settle, compromise or Allow any Claim or Disputed Claim without any further notice to or action, order or approval by the Bankruptcy Court; (c) to amend the Schedules in accordance with the Bankruptcy Code; and (d) to administer and adjust the claims register to reflect any such settlements or compromises without any further notice to or action, order or approval by the Bankruptcy Court. Any agreement entered into by the Post-Effective Date Debtor in accordance with the terms of the Plan and the Confirmation Order with respect to the allowance of any Claim shall be conclusive evidence and a final determination of the Allowance of such Claim.

2. Claim Objections

All objections to Claims (other than (i) Administrative Claims and (ii) Professional Fee Claims, which Professional Fee Claims shall be governed by Section 11.2 of the Plan) shall be Filed on or before the Claim Objection Deadline, which date may be extended by the Bankruptcy Court upon a motion filed by the Post-Effective Date Debtor on or before the Claim Objection Deadline with notice only to those parties entitled to notice in the Chapter 11 Case pursuant to Bankruptcy Rule 2002 as of the filing of such motion. The Filing of a motion to extend the Claim Objection Deadline shall automatically extend the Claim Objection Deadline until a final order is entered by the Bankruptcy Court. In the event that such a motion to extend the Claim Objection Deadline is denied, the Claim Objection Deadline shall be the later of the then-current Claim Objection Deadline (as previously extended, if applicable) or 30 days after entry of a Final Order denying the motion to extend the Claim Objection Deadline.

3. No Distributions Pending Allowance

Notwithstanding any other provision of the Plan or the Plan Administrator Agreement, no payments or Distributions shall be made with respect to a Disputed Claim unless and until all objections to such Disputed Claim have been settled, withdrawn, or determined by a Final Order, and the Disputed Claim has become an Allowed Claim. To the extent that a Claim is not a Disputed Claim but is held by a Holder that is or may be liable to the Debtor or the Post-Effective Date Debtor on account of a Retained Cause of Action, no payments or Distributions shall be made with respect to all or any portion of such Claim unless and until such Claim and liability have been settled or withdrawn or have been determined by Final Order of the Bankruptcy Court or such other court having jurisdiction over the matter.

4. Estimation of Contingent or Unliquidated Claims

The Post-Effective Date Debtor may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event the Bankruptcy Court so estimates any contingent or unliquidated Claim, that estimated amount shall constitute the Allowed amount of such Claim. All of the Claims objection, estimation and resolution procedures in Section 8 of the Plan are cumulative and are not necessarily exclusive of one another.

5. Amendments to Claims

On or after the Effective Date, a Claim may not be filed or amended to increase liability or to assert new liabilities without the prior authorization of the Bankruptcy Court or the Post‑Effective Date Debtor and any such new or amended Claim filed without prior authorization shall be deemed disallowed in full and expunged without any further action. Any Claims filed after the applicable deadlines in the Bar Date Order, or the Plan shall be automatically deemed disallowed in full and expunged without further action, unless otherwise ordered by the Bankruptcy Court.

K. Conditions Precedent to the Occurrence of the Effective Date

1. Conditions to Occurrence of the Effective Date

The Effective Date shall not occur, and the Plan shall not be consummated, unless and until each of the following conditions has been satisfied or duly waived, as applicable, pursuant to Section 9.3 of the Plan:

(a) the Bankruptcy Court shall have entered the Confirmation Order;

(b) the Confirmation Order shall not be subject to any stay;

(c) the Plan Administrator Agreement shall have been executed, and a Plan Administrator shall have been appointed;

(d) the Professional Fee Reserve shall be funded in Cash pursuant to and in accordance with Sections 5.5.1 and 11.2 of the Plan in an amount agreed to by the Debtor and the Committee or, if there is a dispute concerning the amount of the funding required, in an amount fixed by the Bankruptcy Court; and

(e) all actions, documents, and agreements necessary to implement the provisions of the Plan to be effectuated on or prior to the Effective Date shall be reasonably satisfactory to the Debtor and the Committee, and such actions, documents, and agreements shall be effective or executed and delivered.

2. Waiver of Conditions to the Occurrence of the Effective Date

The conditions to the Effective Date set forth in Section 9.1 of the Plan, other than 9.1(a) of the Plan, may be waived in writing by the Debtor at any time without further Order.

3. Effect of Non-Occurrence of Conditions to the Effective Date

If each of the conditions to the Effective Date is not satisfied or duly waived in accordance with Sections 9.1 and 9.2 of the Plan, the Debtor reserves all rights to seek an order from the Bankruptcy Court directing that the Confirmation Order be vacated. If the Confirmation Order is vacated pursuant to Section 9.3 of the Plan, (i) the Plan shall be null and void in all respects; and (ii) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims or any Interests, or (b) prejudice in any manner the rights of the Debtor, the Estate or any other Person or Entity.

L. Retention of Jurisdiction

1. Scope of Retained Jurisdiction

Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, and except as otherwise ordered by the Bankruptcy Court, the Bankruptcy Court shall retain jurisdiction over all matters arising out of, or related to, the Chapter 11 Case and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to do the following:

(a) allow, disallow, determine, liquidate, classify, estimate or establish the priority, secured or unsecured status of any Claim or Interest not otherwise Allowed under the Plan, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

(b) hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under sections 327, 328, 330, 331, 503(b), 1103 and 1129(a)(4) of the Bankruptcy Code;

(c) hear and determine all matters with respect to the assumption, assignment or rejection of any executory contract or unexpired lease to which the Debtor is a party or with respect to which the Debtor may be liable, including, if necessary, the nature or amount of any required cure or the liquidation or allowance of any Claims arising therefrom;

(d) effectuate performance of and payments under the provisions of the Plan and any agreement or order of the Bankruptcy Court with respect to the sale of the Assets prior to the Effective Date and enforce remedies upon any default under the Plan and any such sale agreement or order;

(e) hear and determine any and all adversary proceedings, motions, applications and contested or litigated matters that are pending as of the Effective Date, that are arising out of, under or related to, the Chapter 11 Case, including, without limitation, the Retained Causes of Action;

(f) enter such orders as may be necessary or appropriate to execute, implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents created, executed or contemplated in connection with the Plan, the Disclosure Statement or the Confirmation Order;

(g) hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

(h) consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any Order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(i) issue injunctions, enter and implement other Orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with the implementation, consummation or enforcement of the Plan or the Confirmation Order;

(j) enter and implement such Orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified or vacated;

(k) hear and determine any matters arising in connection with or relating to the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, any agreement or Final Order of the Bankruptcy Court, or any contract, instrument, release or other agreement or document created, executed or contemplated in connection with any of the foregoing documents and Orders;

(l) enforce, interpret and determine any disputes arising in connection with any stipulations, orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Case;

(m) except as otherwise limited in the Plan, recover all Assets of the Debtor, wherever located;

(n) hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

(o) hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code;

(p) resolve any cases, controversies, suits, or disputes related to the Estate, including, but not limited to, the Assets; and

(q) enter a final decree closing the Chapter 11 Case.

2. Failure of the Bankruptcy Court to Exercise Jurisdiction

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Case, including the matters set forth in Section 10.1 of the Plan, the provisions of Article X of the Plan shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

M. Miscellaneous Plan Provisions

1. Administrative Claims Bar Date

All requests for payment of an Administrative Claim (other than a Section 503(b)(9) Claim) arising on or after the Petition Date must be Filed with the Bankruptcy Court and served on counsel to the Plan Administrator, counsel to the Post-Effective Date Debtor, and counsel to the U.S. Trustee no later than 30 days after the Effective Date. In the event of an objection to allowance of an Administrative Claim, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim.

2. Professional Fee Claims

(a) All final requests for payment of Professional Fee Claims pursuant to sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code must be made by application Filed with the Bankruptcy Court and served on counsel to the Plan Administrator, counsel to the Post‑Effective Date Debtor and counsel to the U.S. Trustee no later than 45 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to such applications must be Filed and served on counsel to the Plan Administrator, counsel to the Post-Effective Date Debtor, counsel to the Committee, counsel to the U.S. Trustee and the requesting Professional in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior orders of the Bankruptcy Court, including the Interim Compensation Order; and (b) all Professional Fee Claims shall be paid by the Estate to the extent approved by Order of the Bankruptcy Court within five (5) Business Days from entry of such Order. On or before the Effective Date, the Debtor shall establish the Professional Fee Reserve, which shall only be used to pay Professional Fee Claims, unless and until all Professional Fee Claims have been paid in full, otherwise satisfied or withdrawn. The Professional Fee Reserve shall vest in the Estate and shall be maintained by the Post-Effective Date Debtor in accordance with the Plan and the Plan Administrator Agreement. The Estate shall fund the Professional Fee Reserve on the Effective Date in an amount that is agreed upon by the Debtor and the Committee and that approximates, as of the Effective Date, the total projected amount of unpaid Professional Fee Claims. If the Debtor and the Committee are unable to agree on the amount in which the Professional Fee Reserve is to be funded, the Debtor and the Committee shall submit the issue to the Bankruptcy Court, which, following notice and a hearing, shall fix the amount of the required Professional Fee Reserve. Any excess funds in the Professional Fee Reserve shall be released back to the Estate to be used for other purposes consistent with the Plan and the Plan Administrator Agreement.

3. Payment of Statutory Fees; Filing of Quarterly Reports

All fees payable pursuant to section 1930 of title 28 of the United States Code prior to the Effective Date shall be paid on or before the Effective Date. All such fees that arise after the Effective Date shall be paid by the Estate, the Post-Effective Date Debtor and the Plan Administrator in the ordinary course. The Post-Effective Date Debtor and the Plan Administrator shall have the obligation to pay quarterly fees to the Office of the United States Trustee pursuant to section 1930 of title 28 of the United States Code until the Chapter 11 Case is closed, dismissed or converted. Notwithstanding anything to the contrary in the Plan, the U.S. Trustee shall not be required to file any proofs of claims with respect to quarterly fees payable pursuant to section 1930 of title 28 of the United States Code.

4. Dissolution of Committee

On the Effective Date, the Committee shall dissolve and all members, ex officio members, employees, attorneys, financial advisors, other Professionals or other agents thereof shall be released from all rights and duties arising from or related to the Chapter 11 Case or the Plan and its implementation, and the retention or employment of the Committee’s attorneys and financial advisors and other agents shall terminate, provided, however, that the Committee shall continue in existence and its Professionals shall continue to be retained with respect to (i) applications Filed or to be Filed pursuant to sections 330 and 331 of the Bankruptcy Code and (ii) any appeals of the Confirmation Order.

5. Modifications and Amendments

(a) The Debtor may alter, amend, or modify the Plan under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. All alterations, amendments or modifications to the Plan must comply with section 1127 of the Bankruptcy Code. The Debtor shall provide parties in interest with notice of such amendments or modifications as may be required by the Bankruptcy Rules or Order of the Bankruptcy Court. A Holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, modified or clarified, if the proposed alteration, amendment, modification or clarification does not materially and adversely change the treatment of the Claim of such Holder.

(b) After the Confirmation Date and prior to substantial consummation (as defined in section 1101(2) of the Bankruptcy Code) of the Plan, the Debtor or the Post-Effective Date Debtor, as applicable, may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or to reconcile any inconsistencies in the Plan, the Disclosure Statement approved with respect to the Plan or the Confirmation Order, and such matters as may be necessary to carry out the purpose and effect of the Plan. Such proceedings must comply with section 1127 of the Bankruptcy Code. To the extent required, prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or an order of the Bankruptcy Court. A Holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, modified, or clarified, if the proposed alteration, amendment, modification, or clarification does not materially and adversely change the treatment of the Claim or Interest of such Holder.

6. Severability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtor, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted, is valid and enforceable pursuant to its terms.

7. Successors and Assigns

The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, personal representative, successor or assign of such Entity.

8. Post-Effective Date Compromises and Settlements

From and after the Effective Date, the Post-Effective Date Debtor may compromise and settle Claims against and Interests in the Debtor and the Estate, as well as the Retained Causes of Action, without any further approval by or notice to the Bankruptcy Court.

9. Binding Effect of Plan

Upon the Effective Date, section 1141 of the Bankruptcy Code shall become applicable with respect to the Plan and the Plan shall be binding on all parties to the fullest extent permitted by section 1141(e) of the Bankruptcy Code.

10. Non-Discharge of the Debtor; Injunction

In accordance with section 1141(d)(3) of the Bankruptcy Code, the Plan does not discharge the Debtor. Section 1141(c) of the Bankruptcy Code nevertheless provides, among other things, that the property dealt with by the Plan is free and clear of all Claims and Interests. As such, no Person or Entity holding a Claim or Interest may receive any payment from, or seek recourse against, any Assets or property of the Debtor and the Estate or the Post-Effective Date Debtor other than Assets or property required to be distributed to that Person or Entity under the Plan. As of the Effective Date, all parties are precluded from asserting against any Assets or property of the Debtor, the Estate and the Post-Effective Date Debtor any Claims, rights, causes of action, liabilities or Interests based upon any act, omission, transaction or other activity that occurred before the Effective Date except as expressly provided in the Plan or the Confirmation Order.

Except as otherwise expressly provided for in the Plan or the Confirmation Order, all Persons and Entities are permanently enjoined, on and after the Effective Date, on account of any Claim or Interest, from:

(a) commencing or continuing in any manner any action or other proceeding of any kind against the Debtor, the Estate, the Post-Effective Date Debtor, their successors and assigns and any of their Assets and properties;

(b) enforcing, attaching, collecting or recovering by any manner or means any judgment, award, decree or order against the Debtor, the Estate, the Post-Effective Date Debtor, their successors and assigns and any of their Assets and properties;

(c) creating, perfecting or enforcing any encumbrance of any kind against the Debtor, the Estate, the Post-Effective Date Debtor, their successors and assigns and any of their Assets and properties;

(d) asserting any right of setoff or subrogation of any kind against any obligation due from the Debtor, the Estate, the Post-Effective Date Debtor or their successors and assigns, or against any of their Assets and properties, except to the extent that a right to setoff or subrogation is asserted in a timely filed proof of claim; or

(e) commencing or continuing in any manner any action or other proceeding of any kind in respect of any Claim, Interest or cause of action released or settled hereunder.

From and after the Effective Date, all Persons and Entities are permanently enjoined from commencing or continuing in any manner against the Debtor, the Estate, the Post-Effective Date Debtor, the Released Parties, their successors and assigns and any of their Assets and properties, any suit, action or other proceeding, on account of or respecting any claim, interest, demand, liability, obligation, debt, right, cause of action, interest or remedy released or to be released pursuant to the Plan or the Confirmation Order.

11. Releases and Related Matters

(a) Releases by Debtor. As of the Effective Date, for good and valuable consideration, including the contributions of the Released Parties in facilitating the administration of the Chapter 11 Case and other actions contemplated by the Plan and the other contracts, instruments, releases, agreements or documents executed and delivered in connection with the Plan and the Chapter 11 Case, the Released Parties are deemed forever released by the Debtor and the Estate, and anyone claiming by or through the Debtor and the Estate, from any and all claims, interests, obligations, rights, suits, damages, causes of action, (including any and all causes of action under chapter 5 of the Bankruptcy Code), remedies and liabilities whatsoever, including any derivative claims or claims asserted or assertible on behalf of the Debtor and the Estate, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, fixed or contingent, matured or unmatured, existing or hereafter arising, in law, equity or otherwise, that the Debtor or the Estate would have been legally entitled to assert in their own right or on behalf of the Holder of any Claim or Interest, based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date, including in any way relating to the Debtor, the Estate, the

Chapter 11 Case, the Plan, the Disclosure Statement or related agreements, instruments or other documents in the Chapter 11 Case.

(b) Releases by Holders of Claims. As of the Effective Date, for good and valuable consideration, including the contributions of the Released Parties in facilitating the administration of the Chapter 11 Case and other actions contemplated by the Plan and the other contracts, instruments, releases, agreements or documents executed and delivered in connection with the Plan and the Chapter 11 Case, and subject to Section 11.11(d) of the Plan, each of the Releasing Parties shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released the Released Parties from any and all claims, interests, obligations, rights, suits, damages, causes of action (including any and all causes of action under chapter 5 of the Bankruptcy Code), remedies and liabilities whatsoever, including any derivative claims or claims asserted or assertible on behalf of the Debtor and the Estate, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, fixed or contingent, matured or unmatured, existing or hereafter arising, in law, equity or otherwise, that such Releasing Party would have been legally entitled to assert (whether individually or collectively), based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date, including in any way relating to the Debtor, the Estate, the Chapter 11 Case, the Plan, the Disclosure Statement or related agreements, instruments or other documents; provided, however, that nothing in the Plan shall be deemed a waiver or release of any right of any such Releasing Parties to receive a Distribution pursuant to the terms of the Plan; provided further, however, that the foregoing provisions of this release in Section 11.11(b) of the Plan shall not operate to waive, release or otherwise impair any causes of action arising from criminal acts, willful misconduct, actual fraud, or gross negligence of such applicable Released Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction. For the avoidance of doubt, notwithstanding anything to the contrary in the Plan, the foregoing release by the Releasing Parties is not, and shall not be deemed to be, in exchange for a waiver of the Debtor’s rights or claims against the Releasing Parties, including the Debtor’s rights to assert setoffs, recoupments or counterclaims, or to object or assert defenses to any Claim or Interest, and all such rights and claims are expressly reserved.

(c) Entry of the Confirmation Order shall constitute (i) the Bankruptcy Court’s approval of the releases set forth in Section 11.11 of the Plan; and (ii) the Bankruptcy Court’s findings that, among other things, such releases are (1) in the best interests of the Debtor, the Estate and all Holders of Claims and Interests that are Releasing Parties, (2) fair, equitable and reasonable, (3) given and made after due notice and opportunity for objection and hearing, (4) consensual, (5) supported by consideration, and (6) a bar to any of the Releasing Parties asserting any released claim against any of the Released Parties.

(d) Each Releasing Party provides the releases set forth in Section 11.11(b) of the Plan, unless such Holder timely submits a Release Opt-Out indicating such Holder’s decision to not participate in the releases set forth in Section 11.11(b) of the Plan, or Files an objection to the releases in Section 11.11(b) of the Plan prior to the deadline to object to Confirmation of the Plan.

(e) Section 1542 of the Civil Code of the State of California provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Each Holder of a Claim in a Class deemed to accept and each Holder in Classes entitled to vote on the Plan that does not timely submit a Release Opt-Out indicating such Holder’s decision to not participate in the releases set forth in Section 11.11(b) of the Plan, or File an objection to the releases in Section 11.11(b) of the Plan prior to the deadline to object to Confirmation of the Plan shall be deemed to have voluntarily waived the rights described in Section 1542 of the Civil Code of the State of California.

12. Exculpation and Limitation of Liability

On the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, to the maximum extent permitted by law, none of the Exculpated Parties shall have or incur any liability to any Person or Entity, including, without limitation, to any Holder of a Claim or an Interest, for any act or omission in connection with, relating to, or arising out of the Chapter 11 Case, the formulation, negotiation, preparation, dissemination, solicitation of acceptances, implementation, confirmation or consummation of the Plan, the Disclosure Statement, the Plan Administrator Agreement or any contract, instrument, release or other agreement or document created, executed or contemplated in connection with the Plan, or the administration of the Plan or the Assets and property to be distributed under the Plan, or for any act taken or omitted to be taken on or after the Petition Date and prior to or on the Effective Date; provided, however, that the exculpation provisions of Section 11.12 of the Plan shall not apply to acts or omissions constituting actual fraud, willful misconduct or gross negligence by such Exculpated Party, as determined by a Final Order. The Confirmation Order and the Plan shall serve as a permanent injunction against any Person or Entity seeking to enforce any claim or cause of action against the Exculpated Parties that has been exculpated pursuant to Section 11.12 of the Plan.

13. Terms of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Case under sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date (including any injunctions or stays contained in or arising from the Plan or the Confirmation Order), shall remain in full force and effect.

14. Revocation, Withdrawal or Non-Consummation

The Debtor reserves the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file subsequent chapter 11 plans. If the Debtor revokes or withdraws the Plan prior to the Confirmation Date, or if Confirmation or the Effective Date does not occur, then (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims) and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (i) constitute or be deemed to constitute a waiver or release of any Claims against, or any Interests in, the Debtor, or any Avoidance Actions, Retained Causes of Action or other claims by or against the Debtor or any Entity, (ii) prejudice in any manner the rights of any Debtor or any Entity in any further proceedings involving the Debtor or (iii) constitute an admission of any sort by the Debtor or any other Entity.

15. Preservation of Retained Causes of Action

(a) Vesting of Causes of Action.

Except as otherwise provided in the Plan or Confirmation Order, in accordance with section 1123(b)(3) of the Bankruptcy Code, any Retained Causes of Action that the Debtor may hold against any Person or Entity shall vest upon the Effective Date in the Post-Effective Date Debtor.

Except as otherwise provided in the Plan or Confirmation Order, after the Effective Date, the Post-Effective Date Debtor shall have the exclusive right to institute, prosecute, abandon, settle or compromise any Retained Causes of Action, in accordance with the terms of the Plan and the Plan Administrator Agreement and without further order of or notice to the Bankruptcy Court, in any court or other tribunal, including, without limitation, in an adversary proceeding filed in the Chapter 11 Case.

(b) Reservation of Causes of Action.

Unless a Retained Cause of Action against a Holder or other Person or Entity is expressly waived, relinquished, released, compromised or settled in the Plan, the Confirmation Order or any Final Order, the Debtor, the Estate and the Post-Effective Date Debtor expressly reserve such Retained Cause of Action for later adjudication by the Post-Effective Date Debtor, including, without limitation, Retained Causes of Action of which the Debtor may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtor at this time or facts or circumstances that may change or be different from those the Debtor now believes to exist. Therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise), laches or the like, shall apply to such Retained Causes of Action upon or after the entry of the Confirmation Order or Effective Date based on the Disclosure Statement, Plan, or Confirmation Order, except where such Retained Causes of Action have been expressly waived, relinquished, released, compromised or settled in the Plan, the Confirmation Order, a Final Order of the Bankruptcy Court or, following the Effective Date, in a written agreement duly executed by the Post-Effective Date Debtor which agreement, by its terms, is not subject to Bankruptcy Court approval.

16. Bar Date Order

Nothing in the Plan extends or otherwise modifies a bar date established in the Bar Date Order or other Final Order of the Bankruptcy Court.

17. Section 1146 Exemption

Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer or exchange of any security under the Plan or the making or delivery of any instrument of transfer pursuant to, in implementation of, or as contemplated by the Plan, or the re-vesting, transfer or sale of any real or personal property of the Debtor pursuant to, in implementation of, or as contemplated by the Plan, shall not be taxed under any state or local law imposing a stamp tax, transfer tax or any similar tax or fee.

18. Conflicts with the Plan

In the event and to the extent that any provision of the Plan is inconsistent with the provisions of the Disclosure Statement and any other Order in the Chapter 11 Case, or any other agreement to be executed by any Person pursuant to the Plan, the provisions of the Plan shall control and take precedence; provided, however, that the Confirmation Order shall control and take precedence in the event of any inconsistency between the Confirmation Order, any provision of the Plan, and any of the foregoing documents.

19. No Stay of Confirmation Order

The Debtor will request that the Bankruptcy Court waive any stay of enforcement of the Confirmation Order otherwise applicable, including, without limitation, pursuant to Bankruptcy Rules 3020(e), 6004(h) and 7062.

V. RISK FACTORS

A. Risk of Amendment, Waiver, Modification or Withdrawal of the Plan

The Debtor, the Post-Effective Date Debtor, or the Plan Administrator, as applicable, reserve the right, in accordance with the Bankruptcy Code, the Bankruptcy Rules and consistent with the terms of the Plan, to amend the terms of the Plan or waive any conditions thereto if and to the extent that such amendments or waivers are necessary or desirable to consummate the Plan. The potential impact of any such amendment or waiver on the holders of Claims and Interests cannot presently be foreseen, but may include a change in the economic impact of the Plan on some or all of the proposed Classes or a change in the relative rights of such Classes.

B. Parties May Object to the Plan’s Classification of Claims and Interests

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class. The Debtor believes that the classification of the Claims and Interests under the Plan complies with this requirement. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that parties will not object to the proposed classification.

C. The Debtor May Not Be Able to Obtain Confirmation of the Plan

The Debtor may not receive the requisite acceptances to confirm the Plan. In the event that votes with respect to Claims in the Class entitled to vote are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtor intends to seek Confirmation of the Plan by the Bankruptcy Court. However, if the requisite acceptances are not received, the Debtor may not be able to obtain Confirmation of the Plan. Even if the requisite acceptances of the Plan are received, the Bankruptcy Court might not confirm the Plan as proposed if the Bankruptcy Court finds that any of the statutory requirements for confirmation under section 1129 of the Bankruptcy Code has not been met.

If the Plan is not confirmed by the Bankruptcy Court, there can be no assurance that any alternative plan of liquidation would be on terms as favorable to Holders of Allowed Claims as the terms of the Plan. In addition, there can be no assurance that the Debtor will be able to successfully develop, prosecute, confirm and consummate an alternative plan that is acceptable to the Bankruptcy Court and the Debtor’s creditors.

D. The Conditions Precedent to the Effective Date of the Plan May Not Occur

As more fully set forth in the Plan, the Effective Date is subject to a number of conditions precedent. If such conditions precedent are not met or waived, the Effective Date will not occur.

E. General Unsecured Creditors, Subordinated Claims, and Interests May Recover Less Than Projected

The Cash available for Distributions to Holders of Allowed General Unsecured Claims, Holders of Allowed Subordinated Claims, and Holders of Allowed Interests, respectively, may be reduced by, among other things, the prior payment of (a) the Plan Administrator Expenses; (b) any other wind-down fees, costs and expenses of the Debtor; and (c) Allowed Claims required to be paid by the Estate pursuant to the Plan with priority over Allowed General Unsecured Claims.

F. The Allowed Amount of Claims May Differ from Current Estimates

There can be no assurance that the estimated Allowed Claim amounts set forth in the Plan and herein are correct, and the actual amount of Allowed Claims may differ from the estimates. The estimated amounts are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual amount of Allowed Claims may vary from those estimated in the Disclosure Statement. Furthermore, a number of additional claims may be Filed, including on account of rejection damages for executory contracts and unexpired leases rejected pursuant to the Plan. Any such claims may result in a greater amount of Allowed General Unsecured Claims than estimated in the Disclosure Statement.

G. Risks Related to Income Taxation

There are several income tax considerations, risks and uncertainties associated with the Plan. Interested parties should read carefully the discussions set forth in Article VII of the

Disclosure Statement regarding certain United States federal income tax consequences of the transactions proposed by the Plan.

H. Litigation

As is the case with most litigation, the outcomes of any litigation involving the Debtor, or any other Retained Cause of Action commenced, or preserved, prior to the Effective Date, are difficult to assess or quantify.

VI. CONFIRMATION OF THE PLAN

A. The Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on Confirmation of the Plan. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to Confirmation of the Plan.

The Bankruptcy Court has scheduled the Confirmation Hearing to commence on March [3], 2023, at [__] (prevailing Eastern Time), before the Honorable Craig T. Goldblatt, United States Bankruptcy Judge, in the United States Bankruptcy Court for the District of Delaware, 824 North Market Street, Third Floor, Courtroom No. 7, Wilmington, Delaware 19801. The Confirmation Hearing Notice, which sets forth the time, date and place of the Confirmation Hearing, has been included along with the Disclosure Statement. The Confirmation Hearing may be adjourned from time to time without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or in a notice of agenda for the Confirmation Hearing Filed with the Bankruptcy Court.

Objections to Confirmation of the Plan must be Filed and served so that they are actually received by no later than [February 24, 2023, at 4:00 p.m. (prevailing Eastern Time)]. Unless objections to Confirmation of the Plan are timely served and Filed in compliance with the Disclosure Statement Order, they may not be considered by the Bankruptcy Court.

B. Requirements for Confirmation of the Plan

Among the requirements for the Confirmation of the Plan is that the Plan: (a) is accepted by all Impaired Classes of Claims, or, if rejected by an Impaired Class of Claims, that the Plan “does not discriminate unfairly” and is “fair and equitable” as to such Impaired Class of Claims; (b) is feasible; and (c) is in the “best interests” of Holders of Claims.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies the requirements of section 1129 of the Bankruptcy Code. The Debtor believes that: (a) the Plan satisfies or will satisfy all of the necessary statutory requirements of chapter 11 of the Bankruptcy Code; (b) the Debtor has complied or will have complied with all of the necessary requirements of chapter 11 of the Bankruptcy Code; and (c) the Plan has been proposed in good faith. Specifically, the Debtor believes that the Plan satisfies or will satisfy the following applicable Confirmation requirements of section 1129 of the Bankruptcy Code, along with any other such requirements:

• The Plan complies with the applicable provisions of the Bankruptcy Code.

• The Debtor has complied with the applicable provisions of the Bankruptcy Code.

• The Plan has been proposed in good faith and not by any means forbidden by law.

• Any payment made or promised under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11 Case, has been disclosed to the Bankruptcy Court, and any such payment: (1) made before the Confirmation of the Plan is reasonable; or (2) is subject to the approval of the Bankruptcy Court as reasonable, if it is to be fixed after Confirmation of the Plan.

• Each Holder of a Claim in an Impaired Class of Claims has either (1) accepted the Plan; or (2) will receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the amount that such Holder would receive or retain if the Debtor was liquidated on the Effective Date under chapter 7 of the Bankruptcy Code.

• Except to the extent a different treatment is agreed to, the Plan provides that all Allowed Administrative Claims, Allowed Professional Fee Claims, Allowed Tax Claims, Allowed Secured Claims and Allowed Priority Non-Tax Claims will be paid in full on the Effective Date, or as soon thereafter as is reasonably practicable or otherwise satisfied in accordance with the Plan.

• At least one Class of Impaired Claims will have accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in that Class.

• All accrued and unpaid fees of the type described in 28 U.S.C. § 1930, including the fees of the U.S. Trustee, will be paid as of the Effective Date.

C. Best Interests of Creditors

Often called the “best interests of creditors” test, section 1129(a)(7) of the Bankruptcy Code requires that a Bankruptcy Court find, as a condition to confirmation of a chapter 11 plan, that the plan provides, with respect to each impaired class, that each holder of a claim or an interest in such class either (a) has accepted the plan or (b) will receive or retain under the plan property of a value that is not less than the amount that such holder would receive or retain if the debtor liquidated under chapter 7 on the Effective Date.

Here, the costs of liquidation under chapter 7 of the Bankruptcy Code would include, among other things, the statutory fees payable to a chapter 7 trustee, and the fees that would be payable to additional attorneys and other professionals that such a trustee may engage, which amounts would have to be paid before anything is paid to Holders of Allowed General Unsecured Claims, Holders of Allowed Subordinated Claims, and Holders of Allowed Interests.

Conversion to chapter 7 of the Bankruptcy Code would also mean the establishment of a new claims bar date, which could result in, among other things, new Claims being asserted against the Estate, thereby diluting the recoveries of Allowed General Unsecured Claims.

As more fully set forth in the hypothetical liquidation analysis (the “Liquidation Analysis”)5 attached hereto as Exhibit B, the Debtor estimates that it will have approximately $[●] millions of Cash available in the Estate upon the Effective Date. The Debtor believes that such amount will exceed the amount of expenses that will be incurred in implementing the Plan and winding up the affairs of the Debtor and its Estate, in accordance with the Plan and the Plan Administrator Agreement. After considering the effects that a chapter 7 liquidation would have on the funds available for Distribution to Holders of Allowed Claims, including, among other things, fees payable to a chapter 7 trustee, the Debtor believes that Holders of Allowed Claims will receive not less than such Holders would receive if the Chapter 11 Case was converted to a chapter 7 case.

In light of the foregoing, the Debtor believes that confirmation of the Plan will provide each Holder of an Allowed Claim with a greater recovery than such Holder would receive pursuant to the liquidation of the Debtor under chapter 7 of the Bankruptcy Code.

D. Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of a plan is not likely to be followed by the liquidation, or the need for further financial reorganization of the Debtor, or any successor to the Debtor (unless such liquidation or reorganization is proposed in the plan). This requirement is satisfied as the Plan proposes a liquidation of the Assets, and the Debtor believes the Debtor’s Cash (and any additional proceeds from the liquidation of the Debtor’s remaining Assets) will be sufficient to allow the Plan Administrator to make all payments required to be made under the Plan.

E. Acceptance by Impaired Classes

The Bankruptcy Code requires that, as a condition to confirmation, except as described in the following section, each class of claims or interests that is impaired under a plan accept the plan. A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such class is not required.

A class is “impaired” unless a plan: (a) leaves unaltered the legal, equitable and contractual rights to which the claim or the interest entitles the holder of such claim or interest; or (b) cures any default, reinstates the original terms of such obligation, compensates the holder for certain damages or losses, as applicable, and does not otherwise alter the legal, equitable or contractual rights to which such claim or interest entitles the holder of such claim or interest.

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5 The Liquidation Analysis was prepared by the Debtor in consultation with its professional advisors. Underlying the Liquidation Analysis are a number of estimates and assumptions that, although carefully developed and considered reasonable by the Debtor and its professional advisors, are inherently subject to significant economic uncertainties beyond such parties’ control. The Liquidation Analysis is also based on assumptions with regard to liquidation decisions that are subject to change.

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds (⅔) in dollar amount and more than one-half (½) in number of allowed claims in that class, counting only those claims that actually voted to accept or reject the plan. Thus, a Class of Impaired Claims will have voted to accept the Plan only if two-thirds in dollar amount and a majority in number actually voting on the Plan cast their Ballots in favor of acceptance.

F. Confirmation Without Acceptance by All Impaired Classes

Section 1129(b) of the Bankruptcy Code allows a Bankruptcy Court to confirm a plan even if all impaired classes have not accepted it, if the plan has been accepted by at least one impaired class of claims, determined without including the acceptance of the plan by any insider. Notwithstanding an impaired class’s rejection or deemed rejection of the plan, such plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as “cramdown,” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or interests that is impaired under, and has not accepted, the plan.

Because at least one Impaired Class is deemed to have rejected the Plan, the Debtor will request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtor reserves the right to alter, amend, modify, revoke or withdraw the Plan, the Plan Supplement or any schedule or exhibit, including to amend or modify it to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

1. No Unfair Discrimination

The “unfair discrimination” test applies to classes of claims or interests that reject or are deemed to have rejected a plan and that are of equal priority with another class of claims or interests that is receiving different treatment under such plan. The test does not require that the treatment of such classes of claims or interests be the same or equivalent, but that such treatment be “fair.” In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims of equal rank (e.g., classes of the same legal character). Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly, and, accordingly, a plan could treat two classes of unsecured creditors differently without unfairly discriminating against either class. The Debtor submits that the Plan does not “discriminate unfairly” against any rejecting Class.

2. Fair and Equitable Test

The “fair and equitable” test applies to classes that reject or are deemed to have rejected a plan and are of different priority and status vis-à-vis another class (e.g., secured versus unsecured claims, or unsecured claims versus interests), and includes the general requirement that no class of claims receive more than 100% of the amount of the allowed claims in such class, including interest. As to the rejecting class, the test sets different standards depending upon the type of claims or interests in such rejecting class. The Debtor submits that the Plan meets the “fair and equitable” test.

G. Alternatives to Confirmation and Consummation of the Plan

The Debtor believes that the Plan affords Holders of Allowed General Unsecured Claims, and, if applicable, Holders of Allowed Subordinated Claims and Holders of Allowed Interests, the potential for a greater recovery on the Assets than a chapter 7 liquidation, and, therefore, is in the best interests of such Holders. If, however, the requisite acceptances of the Voting Classes of Claims are not received, or no Plan is confirmed and consummated, the theoretical alternatives to the Plan include (i) formulation of an alternative plan or plans of liquidation, or (ii) liquidation of the Debtor under chapter 7 of the Bankruptcy Code.

The Debtor believes that the Plan enables Holders of Allowed General Unsecured Claims, and, if applicable, Holders of Allowed Subordinated Claims and Holders of Allowed Interests, to realize the greatest possible recovery under the circumstances, and, as compared to any alternative plan of liquidation, has the greatest chance of being confirmed and consummated.

This Chapter 11 Case may also be converted to a case under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to complete the liquidation of the Assets for Distribution to Creditors in accordance with the priorities established by the Bankruptcy Code. As described above, the Debtor believes that the Plan will provide each Holder of an Allowed General Unsecured Claim with a greater recovery than such Holder would receive with respect to a liquidation of the Assets under chapter 7 of the Bankruptcy Code.

VII. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. ALL HOLDERS OF CLAIMS AGAINST THE DEBTOR SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

This discussion is provided for information purposes only, and is based on provisions of the Internal Revenue Code of 1986, as amended (the “IRC”), Treasury Regulations promulgated thereunder, judicial authorities, and current administrative rulings and practice, all as in effect on the date hereof. Legislative, judicial, or administrative changes or interpretations enacted or promulgated after the date hereof could alter or modify the analyses set forth below with respect to the United States federal income tax consequences of the Plan. Any such changes or interpretations may be retroactive and could significantly, and adversely, affect the United States federal income tax consequences of the Plan.

The following summary is limited to Holders that are United States persons within the meaning of the IRC. For purposes of the following discussion, a “United States person” is any of the following:

(i) An individual who is a citizen or resident of the United States;

(ii) A corporation created or organized under the laws of the United States or any state or political subdivision thereof;

(iii) An estate, the income of which is subject to federal income taxation regardless of its source; or

(iv) A trust that (a) is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular Holder in light of such Holder’s particular facts and circumstances, or to certain types of Holders subject to special treatment under the IRC. Examples of Holders subject to special treatment under the IRC include, without limitation, governmental entities and entities exercising governmental authority, foreign companies, persons who are not citizens or residents of the United States, banks and certain other financial institutions, broker-dealers, insurance companies, tax-exempt organizations, real estate investment trusts, small business investment companies, regulated investment companies, persons that have a functional currency other than the United States dollar, and persons holding Claims that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale, or conversion transaction. This discussion does not address the state, local, or foreign tax consequences of the Plan with respect to any such Holders.

The tax treatment of Holders of Claims and the character, amount, and timing of income, gain, or loss recognized as a consequence of the Plan and the Distributions provided for by the Plan may vary depending upon several factors, including without limitation: (i) whether the Claim or portion thereof constitutes a Claim for principal or interest; (ii) the type of consideration, if any, received by the Holder in exchange for the Claim, and whether the Holder receives Distributions under the Plan in more than one taxable year; (iii) whether the Holder is a citizen or resident of the United States for tax purposes, is otherwise subject to United States federal income tax on a net basis, or falls into any special class of taxpayers, such as those that are excluded from this discussion as noted above; (iv) the manner in which the Holder acquired the Claim; (v) the length of time that the Claim has been held; (vi) whether the Claim was acquired at a discount; (vii) whether the Holder has taken a bad debt deduction or a worthless securities deduction with respect to the Claim or any portion thereof in the current or prior taxable years; (viii) whether the Holder has previously included in gross income accrued but unpaid interest with respect to the Claim; (ix) the method of tax accounting of the Holder; (x) whether the Claim is an installment obligation for United States federal income tax purposes; and (xi) whether the “market discount” rules apply to the Holder. Therefore, each Holder should consult such Holder’s own tax advisor for tax advice with respect to that Holder’s particular situation and circumstances, and the particular tax consequences to such Holder of the transactions contemplated by the Plan.

A significant amount of time may elapse between the date of the Disclosure Statement and the receipt of a final Distribution under the Plan. Events occurring after the date of the Disclosure Statement, such as new or additional tax legislation, court decisions, or administrative changes, could affect the United States federal income tax consequences of the Plan and the transactions contemplated thereunder. No ruling has been or will be sought from the IRS with respect to any of the tax aspects of the Plan, and no opinion of counsel has been or will be obtained by the Debtor with respect thereto. No representations are being made regarding the particular tax consequences of confirmation or implementation of the Plan as to any Holder of a Claim. This discussion is not binding upon the IRS or other taxing authorities. The IRS or another taxing authority could assert, and a court sustain, a different position from any discussed herein and no assurance is given as to whether such a different position will or will not be asserted.

A. Certain Tax Consequences to Holders of Claims

A Holder of an Allowed Claim will generally recognize gain or loss equal to the difference between the Holder’s adjusted basis in its Allowed Claim and the amount realized by the Holder in respect of its Allowed Claim. Over time and on a cumulative basis, the amount realized generally will equal the aggregate amount of the Cash (and the fair market value of property, if any) distributed to the Holder by the Plan Administrator, less the amount, if any, attributable to accrued but unpaid interest. A Holder of an Allowed Claim will generally recognize ordinary income to the extent that the amount of Cash or property received (or deemed received) under the Plan is attributable to interest that accrued on a Allowed Claim but was not previously paid by the Debtor or included in income by the Holder of the Allowed Claim.

The character of any gain or loss recognized by a Holder will depend upon a number of factors, including the status of the Holder, the nature of the Allowed Claim in the Holder’s hands, whether the Allowed Claim was purchased at a discount, whether and to what extent the Holder has previously claimed a bad debt deduction with respect to the Allowed Claim, and the Holder’s holding period of the Allowed Claim. If the Allowed Claim in the Holder’s hands is a capital asset, the gain or loss realized will generally be characterized as a capital gain or loss. Such gain or loss will constitute long-term capital gain or loss if the Holder held such Allowed Claim for longer than one year or short-term capital gain or loss if the Holder held such Allowed Claim for one year or less. Any capital loss realized generally may be used by a corporate Holder only to offset capital gains and by an individual Holder only to the extent of capital gains plus a certain limited statutorily proscribed amount of ordinary income in any single taxable year, currently $3,000.

A Holder of an Allowed Claim who receives, in respect of the Holder’s Allowed Claim, an amount that is less than that Holder’s tax basis in such Allowed Claim may be entitled to a bad debt deduction under IRC Section 166(a). The rules governing the character, timing, and amount of a bad debt deduction place considerable emphasis on the facts and circumstances of the Holder, the obligor, and the instrument with respect to which a deduction is claimed. Holders of Allowed Claims, therefore, are urged to consult their tax advisors with respect to the ability to take a bad debt deduction. A Holder that has previously recognized a loss or deduction in respect of that

Holder’s Allowed Claim may be required to include in gross income (as ordinary income) any amounts received under the Plan to the extent such amounts exceed the Holder’s adjusted basis in such Allowed Claim.

Holders of Allowed Claims who were not previously required to include any accrued but unpaid interest with respect to an Allowed Claim may be treated as receiving taxable interest income to the extent any consideration they receive under the Plan is allocable to such interest. A Holder previously required to include in gross income any accrued but unpaid interest with respect to an Allowed Claim may be entitled to recognize a deductible loss to the extent such interest is not satisfied under the Plan.

A Holder of an Allowed Claim constituting an installment obligation for tax purposes may be required to currently recognize any gain remaining with respect to such obligation if, pursuant to the Plan, the obligation is considered to be satisfied at other than face value or distributed, transmitted, sold, or otherwise disposed of within the meaning of IRC Section 453B.

Under backup withholding rules, a Holder of an Allowed Claim may be subject to backup withholding with respect to payments made pursuant to the Plan unless such Holder: (i) is a corporation or is otherwise exempt from backup withholding and, when required, demonstrates this fact; or (ii) provides a correct taxpayer identification and certifies under penalty of perjury that (a) the taxpayer identification number is correct and (b) the Holder is not subject to backup withholding because of failure to report all dividend and interest income. Any amount withheld under such rules will be credited against the Holder’s federal income tax liability.

If there is no Distribution to Holders of Allowed Subordinated Claims, Holders of Subordinated Claims and Claims that are not Allowed (“Disallowed Claims”) will not receive any Distribution under the Plan. Accordingly, because such a Holder may receive an amount that is less than that Holder’s tax basis in such Claim, such Holder may be entitled to a bad debt deduction under IRC Section 166(a). The rules governing the character, timing, and amount of a bad debt deduction place considerable emphasis on the facts and circumstances of the Holder, the obligor, and the instrument with respect to which a bad debt deduction is claimed. Holders of Subordinated Claims and Disallowed Claims, therefore, are urged to consult their tax advisors with respect to the ability to take a bad debt deduction.

B. Certain Tax Consequences to the Debtor

1. Federal Taxation Issues Related to Corporations and Pass-Through Entities in General

In general, for United States federal income tax law purposes, an entity can be taxable as a corporation or association, a partnership, or disregarded. The primary differences between corporations and partnerships for tax purposes are how an entity’s items of income, gain, deduction, and loss are taxed. Generally, corporations are treated as independent tax-paying entities, unaffected by the personal characteristics of the corporation’s shareholders or changes in the composition of such shareholders as a result of transfers of stock from one or more shareholders to other existing or new shareholders. As separate taxpayers, corporations are liable for any tax on items of income and gain earned by such corporation and such taxable amounts are reduced by any deductions and losses available to the corporation. When amounts are distributed from a corporation to shareholders, the amount so distributed to the shareholders is taxable to the shareholders giving rise to double taxation, i.e., once at the corporate level and again at the shareholder level. Partnerships, on the other hand, are not entities subject to income tax. Instead, partnerships are pass-through entities and each partner’s allocable share of items of income, gain, deduction, and loss pass through to the partners. The partners are taxed on their allocable share of such items without regard to whether any income is actually distributed to such partners. Limited liability companies with more than one member are, by default, taxable as partnerships unless an election to be taxed as a corporation is made. Certain entities, e.g., single member limited liability companies, absent an election to be taxable as a corporation, are disregarded for tax purposes. Items of income, gain, loss, and deduction of a disregarded entity are treated, for tax purposes, as if they are earned or incurred directly by the owner of the disregarded entity. Limited liability companies with more than one member and partnerships are permitted to elect to be taxed as corporations by making a so-called “check-the-box” election. If such a check-the-box election is made, the electing limited liability company or partnership is treated as a corporation for tax purposes, the entity is taxable on income and gain, and income of the entity is not taxable to the members or partners until such time as when distributions are made to such members or partners. All items of income, gain, deduction, and loss of a partnership flow through to the members of a partnership in accordance with each member’s allocable share.

2. Cancellation of Indebtedness Income

Under the IRC, a taxpayer generally must include in gross income the amount of any cancellation of indebtedness income (“COD Income”) realized during the taxable year. Section 108 of the IRC provides an exception to this general rule, however, if the cancellation occurs in a case under the Bankruptcy Code or the taxpayer is insolvent at the time the COD Income arises. In the case of a pass-through entity the determination of insolvency is made at the partner level. For example, if an insolvent limited liability company that is taxable as a partnership realizes COD Income, a member of such insolvent limited liability company will be required to recognize and pay tax on that member’s allocable share of the limited liability company’s COD Income unless the member is itself insolvent.

Where COD Income is excluded from taxable income IRC Section 108 requires the amount of COD Income so excluded from gross income to be applied to reduce certain tax attributes of the taxpayer or, in the case of a pass-through entity, the owner of such entity if such owner is insolvent and permitted to exclude such COD Income from taxable income. The tax attributes of the taxpayer or, in the case of a pass-through entity, the owner of such entity, that may be subject to reduction include the net operating losses and net operating loss carryovers (collectively, “NOLs”), certain tax credits and tax credit carryovers, capital losses and capital loss carryovers, tax bases in assets, and passive activity loss carryovers. Section 108 of the IRC further provides that a taxpayer does not realize COD Income from cancellation of indebtedness to the extent that payment of such indebtedness would have given rise to a deduction.

Under the Plan, Holders of certain Allowed Claims and Holders of certain Allowed Interests are expected to receive less than full payment in respect of their Claims. The Debtor’s liability to the Holders of such Claims in excess of the amount satisfied by Distributions under the Plan will be canceled, and therefore will result in COD Income to the Debtor. The owners of the equity interests in the Debtor will be required to recognize their respective allocable shares of COD

Income of the Debtor unless such owners are themselves insolvent. If such owners are insolvent, the exclusion of the COD Income will result in a reduction of certain tax attributes, such as any NOLs, of an insolvent equity owner.

C. Importance of Obtaining Professional Tax Assistance

THE FOREGOING DISCUSSION IS: (I) INTENDED ONLY AS A SUMMARY OF CERTAIN INCOME TAX CONSEQUENCES OF THE PLAN; (II) NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL; AND (III) FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES TO EACH HOLDER ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER’S PARTICULAR CIRCUMSTANCES. ACCORDINGLY, HOLDERS ARE STRONGLY URGED TO CONSULT WITH SUCH HOLDERS’ TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME TAX CONSEQUENCES OF THE PLAN.

VIII. RECOMMENDATION

IN THE OPINION OF THE DEBTOR, THE PLAN IS SUPERIOR AND PREFERABLE TO ANY ALTERNATIVE.

ACCORDINGLY, THE DEBTOR, AS THE PLAN PROPONENT, RECOMMENDS THAT HOLDERS ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN AND SUPPORT CONFIRMATION OF THE PLAN.

Dated: December 30, 2022

DEBTOR

By: /s/ Lawrence Perkins

Lawrence Perkins,

Chief Restructuring Officer & President

Quanergy Systems, Inc.

EXHIBIT A

Chapter 11 Plan

EXHIBIT B

Liquidation Analysis

[To be Provided]